SUPPLEMENTAL COMBINED CONSOLIDATED
                        FINANCIAL INFORMATION OF UNITED


          Management's Discussion and Analysis of Combined Consolidated
                  Financial Condition and Results of Operations


This section is presented to assist in understanding the operating results of United National Bancorp (the "Parent Company") and its wholly-owned subsidiaries, United National Bank (the "Bank") and UNB Capital Trust I (the "Trust") or when consolidated with the Parent Company, the "Company", for each of the past three years and financial condition for each of the past two years. This section should be read in conjunction with the combined consolidated financial statements, the accompanying notes and selected financial data provided within this report.

On March 31, 1999, the Company acquired by merger Raritan Bancorp Inc. ("Raritan"). The acquisition was accounted for on a pooling-of-interests basis; therefore, the Financial Review is presented as if the Company and Raritan were always one company, and all prior period financial information has been restated.

On September 30, 1998, the Company acquired State Bank of South Orange ("SBSO") by merging SBSO into the Bank. The acquisition was accounted for on the pooling-of-interests accounting method and therefore, the financial statements for periods prior to the merger have been restated to include the amounts and activities of SBSO.


Forward-Looking Statements

This  report  contains  forward-looking  statements  within  the  meaning of The
Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about our confidence and strategies and our expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" ("*") or such forward-looking terminology as "expect", "believe", "anticipate", or by expressions of confidence such as "continuing" or "strong" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, expected cost savings not being realized or not being realized within the expected time frame; income or revenues being lower than expected or operating costs higher; competitive pressures in the banking or financial services industries increasing significantly; business disruption related to program implementation or methodologies; Year 2000 compliance programs not addressing Year 2000 computer problems effectively; weakening of general economic conditions nationally or in New Jersey; changes in legal and regulatory barriers and structures; and unanticipated occurrences delaying planned programs or initiatives or increasing their costs or decreasing their benefits. Actual results may differ materially from such forward-looking statements. The Company assumes no obligation for updating any such forward-looking statements.


OVERVIEW

The Company reported net income in 1998 of $19,858,000, an increase of 7.6% from the $18,447,000 earned in 1997. Diluted net income per share was $1.30 in 1998 compared to $1.21 reported in 1997. Basic net income per share in 1998 was $1.33 as compared to the $1.25 reported in 1997.

The Company's operating income for 1998, defined as net income excluding the effects of one-time charges, net of taxes, was $21,552,000, an 8.6% increase over the $19,845,000 for the year ended December 31, 1997. During 1998, one-time charges totaling $1,694,000 or $0.11 per diluted share, net of taxes, were related to the acquisition of SBSO, while in 1997, the Company incurred one-time charges totaling $1,398,000 or $0.09 per diluted share, net of taxes, relating to the acquisition of Farrington Bank and the sale of the Company's former operations center. Operating income per diluted share, adjusted for the 10% stock dividend paid on November 2, 1998, was $1.41, an 8.5% increase over the $1.30 reported for the year ended December 31, 1997.

The Company reported net income, after one-time charges, for 1997 of $18,447,000, up 14.0% from the $16,176,000 earned in 1996. Diluted net income per share results for 1997 increased 12.0% to $1.21 from $1.08 reported in 1996. Operating income for 1997 was $19,845,000 or $1.30 per diluted share compared to $16,762,000 or $1.12 per diluted share in 1996. Operating income for 1996 was defined as net income excluding the one-time charges of $586,000, or $0.04 per diluted share, net of taxes, related to a one-time special Savings Association Insurance Fund ("SAIF") assessment.

Key performance ratios based on operating income remained strong for 1998. Based on operating income, return on average assets ("ROA") and return on average equity ("ROE") were 1.15% and 13.92%, respectively, in 1998, compared to 1.21% and 14.38%, respectively, in 1997. ROA and ROE in 1996 were 1.13% and 13.52%, respectively. ROA and ROE, based on operating income, have averaged 1.13% and 13.83%, respectively, over the past five years.

Based on net income, ROA was 1.06% in 1998 as compared to 1.12% in 1997 and 1.09% in 1996, while ROE was 12.83% in 1998, 13.37% in 1997 and 13.05% in 1996.
In addition, the efficiency ratio was 62.46% for 1998 versus 58.77% in 1997 and 61.19% in 1996. During 1998, the increase in the efficiency ratio was due in part to the four new branches opened during 1998 and the fourth quarter of 1997.

The Company's favorable net income results for 1998 were the result of an improvement in net interest income and non-interest income coupled with a reduction in the provision for loan losses and in the provision for income taxes. These improvements were offset in part by an increase in non-interest expense.

The growth in net income for 1997 was the result of an increase in net interest income and non-interest income. This was offset by increases in the provision for possible loan losses, non-interest expense and provision for income taxes.

Loan demand throughout 1998 was greater than 1997. Loans, net of unearned income, at December 31, 1998 were $125,815,000 higher than the prior year-end and represented 55.1% of total assets at year-end 1998 as compared to 52.0% in 1997. Total loans averaged $979,872,000 during 1998, an increase of $73,781,000 or 8.1% compared with the prior year. Interest rates, as measured by the prime rate, began the year of 1998 at 8.50% and decreased several times throughout the third and fourth quarters to end the year at 7.75%. Combined consolidated assets at year-end 1998 totaled $1,917,194,000, which represented an increase of 7.1% over 1997.

Securities available for sale increased to $609,262,000 and represented 31.8% of the total assets at December 31, 1998 as compared to $602,365,000 or 33.7% at year-end 1997. Conversely, securities held to maturity decreased $23,241,000 from 1997 to $63,374,000 at year-end 1998 and accounted for 3.3% of total assets at December 31, 1998, versus 4.8% last year.

Total deposits increased by 0.8% to $1,403,413,000 at December 31, 1998. Time deposits decreased by $49,114,000 or 7.7% to $590,618,000 at December 31, 1998
compared to $639,732,000 at year-end 1997 primarily as a result of lower levels of wholesale certificates of deposit of $100,000 or more. In contrast, demand deposits increased to $263,700,000 at year-end 1998, a 16.6% increase over the prior year-end. Savings deposits also increased by $22,221,000 or 4.2% from 1997 to $549,095,000 at year-end 1998. On average, time deposits decreased $13,531,000 or 2.2% from 1997. Demand deposits and non-interest-bearing savings deposits averaged $254,565,000 in 1998, up 27.0% from the 1997 average of $200,462,000, while average savings deposits were up $36,787,000 or 7.0% from 1997's average balance of $522,454,000.




EARNINGS ANALYSIS

Operating Revenue

The Company's earnings have two major components: net interest income and non-interest income, which includes net gains from securities transactions. Operating revenue, excluding securities gains, increased $3,731,000 or 4.3% in 1998 as compared to 1997 and increased $7,064,000 or 8.8% in 1997 as compared to 1996.

Net Interest Income

Net interest income, the amount by which interest earned on assets exceeds interest paid to depositors and other creditors, is the Company's principal source of revenue. For purposes of this review, interest exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income and yields on a comparable basis with taxable income to facilitate analysis. The Federal income tax rate used for 1998, 1997 and 1996 was 34%. In calculating loan yields, the applicable loan fees have been included in interest income and non-performing loans are included in the average loan balances.

Net interest income increased $2,906,000 or 4.2% to a level of $72,478,000 in 1998 following a $4,180,000 or 6.4% increase in the prior year. The primary reason for the increase was an increase in net interest-earning assets, offset in part by a decrease in the net interest margin. The higher yielding loan portfolio was 56.6% of average earning assets in 1998 from 59.4% in 1997 and 61.0% in 1996, while average securities increased to 40.0% of average earning assets in 1998, up from 37.8% in 1997 and 36.3% in 1996. In 1997, after raising additional Tier I Capital through the issuance of trust capital securities, the Company developed and partially implemented a strategy to increase earning assets, effectively leveraging its new capital and improving net interest income, by the purchase of $150 million of additional investment securities funded through short-term and other borrowings (the "Growth Strategy"). The Company continued the Growth Strategy during 1998 and completed an additional $50 million in the first quarter and another $20 million in the third quarter of 1998. For additional discussion on the Growth Strategy, see "Financial Condition
- - - Securities." The Company's net interest margin declined in 1998 and 1997, largely due to the impact of the Growth Strategy and the effect of an investment in corporate owned life insurance, which reduces investable funds while increasing non-interest income.

For 1998, average interest-earning assets increased $204,469,000 or 13.4% over 1997 while average rates declined 29 basis points, creating an increase in total interest income of $11,368,000 or 9.2% from 1997. In 1997, average interest-earning assets increased $153,044,000 or 11.1% over the prior year while the yield on earning assets increased 2 basis points. Accordingly, interest income increased $12,607,000 or 11.4% from 1996.

The Company continued to monitor the rates paid on all categories of interest-bearing liabilities to reflect existing market conditions. Average interest-bearing deposits increased by $23,256,000 or 2.0%, and the cost of deposits increased slightly to 3.99% in 1998 from 3.98% in 1997. This growth in average deposits was the result of the Bank's new branches opened during the year, in addition to deposit growth at the existing branches. The Company utilized short-term and other borrowings as an additional funding source and to fund the Growth Strategy. The average balance of borrowings, including the obligation under capital lease, was $255,739,000 in 1998 with an average cost of 6.01%, as compared to the average balance of $129,566,000 in 1997 with an average cost of 6.16%. The effect of the above changes in 1998 created a 45 basis point and 37 basis point decline in the Company's net interest spread and net interest margin, respectively.

In 1997, average interest-bearing deposits increased by $54,632,000 or 5.0%, while the cost of deposits increased to 3.98% in 1997 from 3.81% in 1996. The increase in average interest-bearing deposits was mainly attributable to the 17 basis point increase in the average cost. The Company also utilized short-term and other borrowings as an additional source in 1997 to fund the $150 million Growth Strategy. The average balance of other borrowings, including the obligation under capital lease, was $129,566,000 in 1997 with an average cost of 6.16%, as compared to the average balance in 1996 of $60,342,000 at a cost of 5.98%. The effect of the above changes in 1997 created 26 basis point and 20 basis point decreases in the Company's net interest spread and net interest margin, respectively.

The net interest margin, which represents net interest income as a percentage of average interest-earning assets, is a key indicator of net interest income performance. The net interest margin decreased during 1998 to 4.19% from 4.56% in 1997. The decline in the net interest margin in 1998 resulted from the overall lower interest rate environment during the year along with the Growth Strategy implemented during 1998 and 1997. The net interest margin decreased during 1997 to 4.56% from 4.76% in 1996. The decline in the net interest margin in 1997 resulted to a large degree from the Growth Strategy implemented during 1997. Although the Growth Strategy has resulted in a decline in the net interest margin and spread, the overall result was a positive impact on the Company's net income and return on average equity.

Non-Interest Income

Non-interest income, which has become an increasingly important source of revenue for the Company, consists primarily of trust income, service charges on deposit accounts, other service charges, commissions and fees, and securities gains. In 1998, total non-interest income amounted to $24,215,000, an increase of $3,236,000 or 15.4% from 1997, as compared with a 24.8% increase in 1997 from 1996. Included in these figures were net gains from securities transactions of $3,891,000 in 1998 as compared to $1,914,000 in 1997 and $799,000 in 1996.
Non-interest income in 1998, not including securities gains, was up $1,259,000 or 6.6% over 1997, compared to an increase of $3,058,000 or 19.1% in 1997 from 1996.

Trust income continues to be a major contributor to fee income, representing 22.5% of the total. Trust income rose $478,000 or 9.6% to $5,454,000 in 1998 compared to a $640,000 or 14.8% increase from 1996 to 1997. This increase was due to growth in the level of assets under management, assisted through the expansion of new client relationships, as well as the addition of new investment products. The Trust Division offers a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. Trust services are expected to continue to play an important role in the Company's future.*

Service charges on deposit accounts decreased $48,000 or 0.9% to $5,025,000 in 1998 as compared to a $60,000 or 1.2% increase from 1996 to 1997. The decrease in 1998 resulted from fewer occurrences of overdraft fees assessed. The increase in 1997 resulted from higher volume of accounts during the year.

Other service charges, commissions and fees increased $531,000 or 8.2% to $7,029,000 in 1998 due primarily to increased automated teller machine ("ATM") transaction fees and fees generated by outsourcing the Bank's official check function. During 1997, other service charges, commissions and fees increased $1,726,000 or 36.2% from 1996 to $6,498,000 due to increased credit card application fees, increases in credit card annual and transaction fees and an increase in ATM transaction fees.

Other income increased $298,000 or 11.8% from 1997 to $2,816,000 in 1998 due to an increase in income on an investment in corporate owned life insurance partly offset by a decline in gains from sales of the guaranteed portions of Small Business Administration ("SBA") loans. Other income increased $632,000 or 33.5% from 1996 to $2,518,000 in 1997 due primarily to increased gains from sales of the guaranteed portions of SBA loans.

Net gains on securities transactions of $3,891,000 were recorded in 1998 compared with $1,914,000 in 1997 and $799,000 in 1996. The gains in 1998 and prior years were the outcome of restructuring the investment portfolio to alter maturities, due to the changing interest rate environment, and to maximize the return on the investment portfolio. Additional gains were realized from the trading account portfolio due primarily to favorable conditions in the marketplace.



Non-Interest Expense

Non-interest expense in 1998 totaled $62,967,000, an increase of $5,952,000 or 10.4% over 1997. This compared to a $4,541,000 or 8.7% increase in 1997 over 1996. Included in 1998 were one-time charges before taxes of $2,179,000 in connection with the SBSO merger. Included in 1997 were one-time charges of
$2,208,000 incurred in connection with both the Farrington Bank merger and the sale of the Bank's former operations center. During the third quarter of 1996, the Company recorded a pre-tax charge of $948,000 for the one-time special SAIF assessment. Excluding the one-time charges, non-interest expense in 1998 increased $5,981,000 or 10.9% from 1997 and non-interest expense in 1997 increased $3,281,000 or 6.4% from 1996. Management continues to seek opportunities to control non-interest expense levels.*

The largest component of non-interest expense is salaries and employee benefits, which accounted for 40.6% of total non-interest expense in 1998 compared to 43.6% and 48.0% in 1997 and 1996, respectively. Management continues to monitor staffing levels, employee benefits and operational consolidations. Compared to the previous year, the 1998 expense of $25,554,000 represents a 2.9% increase versus a 1.4% decrease between 1997 and 1996. Specifically, salaries and wages increased $1,102,000 in 1998 while employee benefits decreased $380,000. Medical health care costs, a significant component of employee benefits, increased $55,000 from 1997 and had declined $163,000 in 1997 from 1996. This expense is based on the level of medical claims and there can be no assurance that these costs will not increase in the future. The Company's goal to control this expense continues to remain a high priority. Full-time equivalent employees were 542 at December 31, 1998 compared with 585 and 572 at December 31, 1997 and 1996, respectively.

Net occupancy and furniture and equipment expense increased $1,517,000 or 19.8% in 1998 to $9,166,000 as compared to an increase of $187,000 or 2.5% in 1997 from 1996. The increase in both 1997 and 1998 resulted from the opening of several new branches offset in part by lower building maintenance costs.

Data processing expense for 1998 increased $1,973,000 or 35.3% to $7,570,000 from $5,597,000 in 1997 and $985,000 or 21.4% in 1997 from $4,612,000 in 1996.
These increases were caused by higher processing volumes as well as the result of outsourcing a portion of the credit card processing operation in late 1997. Data processing expense also increased as the Company reevaluated its joint venture investment in United Financial Services, Inc. Based upon the Company's decision to convert to a new data processing system, the Company reduced the remaining amount of amortization and depreciation periods of the underlying assets of the joint venture. Distributions on trust capital securities of $2,002,000 and $1,557,000 in 1998 and 1997 respectively resulted from the placement of such securities in March 1997. Amortization of intangible assets was $1,961,000 in 1998 compared to $1,728,000 and $1,842,000 in 1997 and 1996, respectively.

Net cost to operate other real estate, which results from costs of holding other real estate in addition to valuation adjustments, amounted to $216,000 in 1998, a decrease of $60,000 from 1997. These costs decreased in 1997 to $276,000 compared to $380,000 in 1996. The decrease in 1998 and 1997 was due to lower carrying costs and write-downs associated with the reduced inventory of other real estate holdings. For additional discussion on other real estate, see "Asset Quality".

One-time charges in 1998 of $2,179,000 resulted from the acquisition of SBSO in the third quarter. This amount consisted primarily of payouts on existing employment contracts, a penalty on termination of SBSO's data processing service, the write-off of unusable fixed assets and supplies, professional services directly attributable to the acquisition, and severance costs. Substantially all amounts were paid by December 31, 1998. The one-time charge in 1997 amounted to $2,208,000, of which $1,665,000 resulted from the acquisition of Farrington in the first quarter. Additionally, a non-recurring loss of $543,000, resulting from the sale of the Bank's operations center, was recorded in the second quarter of 1997. Included in 1996 was the one-time special SAIF assessment of $948,000.

Other expenses, excluding the one-time charges, amounted to $14,319,000 in 1998, an increase of $1,151,000 or 8.7% compared to the prior year while 1997's expense was $1,130,000 or 9.4% higher than that of 1996. The increases in 1998 and 1997 were primarily a result of the additional costs associated with the four new branches opened in late 1997 and during 1998. Additionally, there were increases in marketing, postage and telephone expenses incurred for credit card marketing, along with increases in local marketing expenses, legal and professional fees.

Income Taxes

The provision for income taxes decreased $667,000 in 1998 to $8,368,000 compared to an increase in 1997 of $626,000. The decrease in 1998 in income taxes resulted from higher levels of tax-exempt income than the prior year and a reduction in the valuation allowance. The Company implemented certain tax planning strategies during 1998, which included increasing the Bank's investment in tax-exempt securities. The increase in 1997 resulted from the higher levels of taxable income. For further information regarding the provision for income taxes, see Note 14 to the Combined Consolidated Financial Statements.


LINES OF BUSINESS

The Company, for management purposes, is segmented into the following lines of business: Retail Banking, Commercial Banking, Investments, Trust and Investment Services and Raritan. Activities not included in these lines are reflected in Corporate. Summary financial information for the lines of business for the years 1998 and 1997 are presented in Note 20 of the Notes to Combined Consolidated Financial Statements.

Lines of business information is based on accounting practices that conform to and support the current management structure and is not necessarily comparable with similar information for any other financial company. Net income before taxes includes revenues and expenses directly associated with each line, in addition to allocations of certain indirect revenues and expenses.

A matched-maturity funds transfer pricing methodology is employed to assign a cost of funds to the earning assets of each business line, as well as to assign an earnings credit to the liabilities of each business line. The provision for loan losses is based on the historical net charge-off ratio for each applicable line of business.

For purposes of this review, interest income which is exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income on a comparable basis with taxable income to facilitate analysis.

Retail Banking

Retail Banking meets the banking needs of individuals and small businesses. This segment includes loans secured by 1-4 family residential properties, construction financing, loans to individuals for household, family and other personal expenditures and lease financing. In addition, this segment includes the branch network.

The average balance of interest-earning assets declined $11,239,000, or 2.5%, to $436,167,000 in 1998 from $447,406,000 in 1997. The decline was primarily in the indirect automobile portfolio within the installment lending area.

Net interest income increased $870,000, or 2.3%, to $38,416,000 in 1998 from $37,546,000 in 1997. Interest income declined $1,413,000, or 3.8%, resulting primarily from the decline in rates. Interest expense increased $571,000, or 1.8%, resulting from higher cost of deposits. In 1998, there was an increase of $2,854,000 in the funds transfer price credit. The increased credit was the result of the higher earnings credit received for providing funding primarily from the branch network for other lines of business.

The provision for loan losses declined $1,448,000, from $3,520,000 in 1997 to $2,072,000 in 1998, as a result of the improvement in both asset quality and net charge-offs.

Non-interest income, which is comprised primarily of loan and deposit fees, increased $839,000, or 7.1%, in 1998. The increase was due primarily to increased ATM transaction fees and fees generated by outsourcing the Bank's official check function. Non-interest expense increased $5,221,000, or 14.1%, from $37,117,000 in 1997 to $42,338,000 in 1998. This increase was primarily the result of the costs associated with the four new branches opened in late 1997 and during 1998.

As a result of the increase in non-interest expense, Retail Banking pre-tax net income of $6,598,000 in 1998 was down from 1997 results of $8,662,000.

Commercial Banking

Commercial Banking provides term loans, demand secured loans, Small Business Administration ("SBA") financing, floor plan loans and financing for commercial real estate transactions.

Net interest income increased $1,581,000 to $9,566,000 in 1998 from $7,985,000 in 1997. The increase was primarily related to loan growth. Average interest-earning assets increased $38,194,000 or 16.0% from 1997, as all major product lines showed growth. Partially offsetting the increased loan balance was a decrease in the yield earned on loans due to the declining rate environment.

The provision for loan losses in 1998 increased $760,000 from 1997, resulting primarily from the growth in outstandings.

Non-interest income declined $496,000 to $885,000 in 1998 from $1,381,000 in 1997. This decline was primarily the result of lower gains from sales of the guaranteed portion of SBA loans. Non-interest expense declined $422,000, or 9.5%, from $4,447,000 in 1997 to $4,025,000 in 1998.

As a result of the increase in net interest income and decline in non-interest expense, pre-tax net income increased $747,000, or 16.2%, to $5,354,000 in 1998 from $4,607,000 in 1997.

Investments

The Investment segment is comprised of the Company's securities portfolio, which includes U. S. Treasury and government agency securities, tax-exempt securities, mortgage-backed securities, corporate debt securities, equity securities, trading accounts and short-term investments.

Net interest income increased $1,561,000 to $4,042,000 in 1998 from $2,481,000 in 1997. This increase was due primarily to a $141,281,000 increase in average interest-earning assets.

Non-interest  income increased  $2,030,000 from $1,820,000 in 1997 to $3,850,000 in 1998. This increase was the result of increased securities gains due to restructuring of the investment portfolio and through sales originating from the trading account portfolio. Non-interest expense increased $91,000 to $220,000 in 1998.

As a result of the increase in net interest income and non-interest income, pre-tax net income increased $3,500,000 to $7,672,000 in 1998 from $4,172,000 in
1997.

Trust and Investment Services

Trust and Investment Services revenues are mostly in the form of fees for services provided. The major sources of fee income are generated from a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits.

Non-interest income increased $478,000, or 9.6%, to $5,454,000 in 1998 from $4,976,000 in 1997. This increase was due to growth in the level of assets under management as well as the addition of new investment products. Non-interest expense increased $200,000, or 5.3%, to $3,939,000 in 1998. This increase was generally the result of additional expenses, both direct and indirect, based on the expansion of this line of business.

Pre-tax net income for 1998 was $1,512,000, an increase of $287,000 or 23.4%, over 1997.

Corporate

Corporate is primarily comprised of the treasury function, which is responsible for managing interest rate risk. Additionally, certain revenues and expenses that are not considered allocable to a line of business are reflected in this area.

Net interest income declined $1,347,000 to $7,075,000 in 1998 from $8,422,000 in 1997. This decrease was generally related to the higher benefit provided to the other lines of business on loans and deposits.

Non-interest expense decreased $141,000 in 1998 from $150,000 in 1997. Merger and other unallocated expenses increased $55,000, or 1.4%, from $3,969,000 in 1997 to $4,024,000 in 1998. This expense includes one-time charges and amortization of intangible assets.

Pre-tax net income amounted to $3,042,000 in 1998, down from $4,303,000 in 1997.

Raritan

Raritan has been presented as a stand-alone entity for both 1998 and 1997. Raritan was primarily in the business of gathering deposits from the general public and originating residential mortgage, construction and consumer loans, and small business loans. In addition, a portion of its assets is invested in securities, including mortgage-backed securities.

Net interest income increased $232,000, or 1.8%, to $13,382,000 in 1998 from $13,150,000 in 1997. Total interest income increased $2,092,000, or 7.6%, to $29,767,000 due primarily to a $2,529,000 increase in fees on loans. Average interest-earning assets totaled $406,200,000, an increase of $42,102,000 from 1997. Total interest expense increased $1,860,000 or 12.8% to $16,385,000 in 1998. This was due primarily to an increase in average deposits and other borrowings of $42,643,000 from 1997.

The provision for loan losses declined $300,000 to $300,000 in 1998 from $600,000 in 1997 as a result of the improvement in asset quality.

Non-interest income increased $385,000 to $1,434,000 in 1998. The increase was primarily due to increased service charges, commissions and fees. Non-interest expense increased $799,000, or 10.7%, to $8,296,000 in 1998 from $7,497,000 in
1997. This was primarily the result of increased occupancy and furniture and equipment costs.

As a result of the increase in non-interest expense, which was offset in part by the increases in revenue, Raritan's pre-tax net income of $6,104,000 in 1998 was down from 1997 results of $6,135,000.


CAPITAL

The Company is committed to maintaining a strong capital position. Capital adequacy is monitored in relation to the size, composition and quality of its asset base and with consideration given to regulatory guidelines and requirements, as well as industry standards.

At December 31, 1998, total stockholders' equity was $158,242,000, an increase of $12,776,000 or 8.8% from year-end 1997. The increase was due primarily to net income of $19,858,000, offset in part by cash dividends declared of $8,480,000. Capital was also increased as a result of the change in accumulated other comprehensive income, of $495,000. Other additions resulted from restricted stock activity and stock options exercised. As detailed in Note 13 to the Combined Consolidated Financial Statements, the Company and the Bank currently exceed all minimum capital requirements.


FINANCIAL CONDITION

Total average assets increased  $228,259,000 or 13.9% to $1,873,390,000 in 1998, while total assets reached $1,917,194,000 at year-end, an increase of 7.1% from the December 31, 1997 balance. Average interest-earning assets, which represents 92.4% of total average assets, increased $204,469,000 or 13.4% from 1997 to $1,730,491,000 in 1998. Specifically, average loans increased $73,781,000 or 8.1% in 1998 to $979,872,000, while average total securities increased $115,753,000 or 20.1% from 1997 and short-term investments increased $14,935,000 or 34.7%.

Securities

Total securities, which include securities held to maturity, securities available for sale and trading account securities, averaged $692,695,000 in 1998, an increase of $115,753,000 or 20.1% from 1997. For purposes of this review, unrealized gains and losses have been excluded. The portfolio represented 40.0% of average earning assets for 1998 and 37.8% for 1997. The yield on the total portfolio (on a tax-equivalent basis) decreased 19 basis points to 6.57%. The increase in average balances in the security portfolio was primarily the result of an additional $70 million of Growth Strategy implemented during 1998 and the full year effect of the $150 million of Growth Strategy implemented during the prior year. The Growth Strategy utilized purchases of U.S. government agency bonds and mortgage-backed securities, including collateralized mortgage obligations, funded through short-term and other borrowings with various maturities ranging up to 5 years to increase net interest income.

U.S. Treasury and government agency securities declined $30,695,000 to average $112,982,000 in 1998. The yield on this portfolio decreased 4 basis points to 6.65% from the reported yield of 6.69% in 1997. The prevailing market rates of new investments were lower than those of maturing securities.

Tax-exempt securities, consisting primarily of obligations of states and political subdivisions, averaged $79,919,000 in 1998, an increase of $19,363,000 from 1997. As a part of its tax planning strategy, the Company continues to invest in these securities. At year-end, tax-exempt securities were $99,071,000, up $31,032,000 from December 31, 1997. The average tax-equivalent yield on these securities decreased 24 basis points to 7.40% in 1998 from 7.64% in 1997.

Mortgage-backed securities averaged $428,664,000 in 1998, an increase of $107,887,000 from 1997. These securities provide liquidity through periodic principal and interest repayments. The yield on mortgage-backed securities was 6.39% in 1998 compared to 6.64% in 1997.

Corporate debt securities averaged $18,898,000 during 1998. At December 31, 1998, the investment in corporate debt securities was $23,343,000, and represented the Company's purchase of trust capital securities of other banks. The average yield on trust capital securities was 9.39% in 1998. Securities issued by a foreign government averaged $142,000 in 1998 compared to $115,000 in the prior year. The year-end 1998 balance was $150,000 as compared to $125,000 a year earlier.

Average equity securities increased $12,883,000 during 1998 to $52,090,000. Equity securities consisted primarily of money market mutual funds averaging $37,763,000 in 1998 compared to $29,994,000 in 1997. The remaining increase was the result of equity investments made by the Parent Company. The average yield on equity securities decreased 6 basis points to 5.62% from 5.68% in 1997.

Short-term investments, which included Federal funds sold and Federal Home Loan Bank deposits averaged $57,924,000 in 1998 compared to $42,989,000 in 1997, an increase of 34.7%. For 1998, the yield on short-term investments averaged 4.88%, down from 5.50% in 1997.

Loans

Total loans averaged $979,872,000 during 1998, an increase of $73,781,000 or 8.1% compared with the prior year. At year-end, total loans, net of unearned income, amounted to $1,057,081,000, up $125,815,000 or 13.5% compared to 1997.
Loan demand over the past several years has shown improvement due to the lower interest rate environment and as business and consumer confidence in the economy remains strong. Even though the lower interest rate environment and increased competition has created an increase in loan payoffs and refinancings, the Company's aggressive marketing program and diverse product mix created strong growth that more than offset these declines. The Company's largest loan category is real estate mortgage loans, which totaled $652,239,000 at December 31, 1998 and represented 61.7% of total loans net of unearned income. Real estate mortgage loans included residential and commercial mortgages, construction loans and first-time homebuyer mortgages. Installment loans amounted to $143,011,000, representing 13.5% of loans net of unearned income. Major loan types within this category are indirect automobile loans of $55,961,000, direct personal loans of $58,543,000 and advances on home equity lines of $27,401,000.

The Company's commercial loan portfolio amounted to $218,929,000 at December 31, 1998, up 50.9% from the prior year-end. Average commercial loans increased 13.5% to $203,989,000 from $179,669,000 in 1997 and represented 20.8% of the total average loan portfolio as compared to 19.8% in 1997. The tax-equivalent yield on the commercial loan portfolio was 9.23% in 1998, compared to 9.58% in 1997. The yield on this portfolio decreased as a result of lower rates on loan originations and repricings.

Real estate mortgage loans averaged $586,219,000, an increase of 19.7% from 1997 and represented 59.8% of the total average loan portfolio. This increase was primarily the result of an increase in the commercial mortgage portfolio as well as adjustable rate mortgages and the Bank's first-time homebuyer program called "Community Action Loans." The tax-equivalent yield on the total mortgage portfolio decreased 17 basis points to 8.17% from 8.34% last year as a result of the effect of a lower interest rate environment on new loan originations and on the adjustable rate portion of the portfolio. This portfolio consists of residential and commercial mortgages, as well as construction loans, and carries fixed and adjustable interest rates.

The Company has a nationwide secured credit card program, along with unsecured and affinity card programs throughout New Jersey. Credit card loans averaged $34,896,000 in 1998, an increase of $2,296,000 or 7.0% from 1997. At year-end
1998, the credit card balances were $38,511,000, as compared to $33,484,000 at year-end 1997. The increase during 1998 was the result of the continued nationwide direct mail advertising campaign for secured credit cards, and the local municipal affinity programs for unsecured credit cards. The average yield in 1998 on credit cards was 18.85%, down 53 basis points from 19.38% in 1997.

Installment loans, on average, decreased to $139,063,000 from $186,308,000 in 1997 and represented 14.2% of the total average loan portfolio. Originations of indirect automobile loans have slowed from the levels seen in 1997 and 1996. As a result, the average installment loan portfolio decreased by 25.4% in 1998 from 1997. At year-end 1998, installment loans amounted to $143,011,000, down $15,672,000 or 9.9% from the same period in 1997. Increased competition in a lower rate environment has lowered the yields on new indirect loans; therefore, the Company has redirected its lending efforts to higher yielding direct loan products. The average yield on the total installment loan portfolio was 8.37% in 1998 compared with 8.56% in 1997.

Impaired loans averaged $5,299,000, down $2,676,000 or 33.6% from the prior year average. For additional discussion on impaired loans, see "Asset Quality - Non-Performing Assets."

It is expected that a trend of increased refinancing of residential and commercial mortgage loans will continue if the economy continues to maintain its current course. The Company will continue to compete for what it believes are quality loans in those sectors of the business community where such loans are most prevalent.*

Other Assets

At December 31, 1998, other assets totaled $52,471,000, an increase of $3,186,000 from the prior year-end. The largest component of other assets is the $29,200,000 investment in corporate-owned life insurance.

Deposits and Other Borrowings

The Company's deposit base is the primary source of funds supporting its interest-earning assets. Total average deposits increased to $1,420,440,000 in 1998, up $77,359,000 or 5.8% from $1,343,081,000 in 1997. At year-end, total deposits amounted to $1,403,413,000, up 0.8% from the $1,392,703,000 reported last year.

For 1998, time deposits comprised 42.7% of total average deposits as compared to 46.2% in 1997. These deposits, which consist primarily of retail certificates of deposit and individual retirement accounts, declined $13,531,000 or 2.2% to average $606,634,000 during 1998. At December 31, 1998, time deposits decreased by $49,114,000 or 7.7% from year-end 1997. The cost of time deposits increased 27 basis points to 5.64% in 1998. During 1998, certificates of deposit $100,000 and over averaged $118,589,000, an increase of 6.1% over last year.

Savings deposits, which include savings accounts, money market accounts and interest-bearing transaction accounts, averaged $559,241,000, an increase of $36,787,000 or 7.0% from 1997. The cost of savings deposits decreased 12 basis points to 2.21% in 1998.

Demand deposits and non-interest-bearing savings deposits averaged $254,565,000, up 27.0% from the 1997 average of $200,462,000. Demand deposits at year-end were $263,700,000, up 16.6% from the prior year. Non-interest-bearing secured credit card balances averaged $11,766,000 in 1998, up 7.8% from the 1997 average of $10,915,000. Non-interest- bearing secured credit card deposits at year-end 1998 amounted to $11,217,000, as compared to $11,520,000 at December 31, 1997.

Short-term borrowings are available as an additional source of funding for the loan and investment portfolios, as well as, funding deposit outflows. Short-term borrowings consist primarily of Federal funds purchased, securities sold under agreements to repurchase ("repurchase agreements"), demand notes-U.S. Treasury, borrowed funds and Federal Home Loan Bank advances. During the year, short-term borrowings rose $34,062,000 or 44.2% to average $111,180,000. The cost of short-term borrowings decreased 68 basis points from 5.65% in 1997 to 4.97% in 1998 due to the lower interest rate environment during 1998 as compared to 1997. Other borrowings average for 1998 increased $92,111,000 as a result of borrowings used to fund the Growth Strategy. Other borrowings had an average cost of 6.81% in 1998 compared to 6.91% in 1997.

The Bank is a member of the Federal Home Loan Bank of New York (the "FHLB"). As a result, the Company has access to financing from the FHLB with terms ranging from overnight up to 10 years. The FHLB advances are secured by securities and loans receivable under a blanket collateral agreement ("Blanket Advances"). At December 31, 1998, there was $37,000,000 outstanding from the FHLB on the $90,700,000 Blanket Advance line. At December 31, 1997, there were no borrowings outstanding from the FHLB on the $85,400,000 Blanket Advance line. The Company also has access to financing from the FHLB through advances collateralized by specific securities ("Specific Advances"). At December 31, 1998, the Company had Specific Advances outstanding from the FHLB of $131,000,000 with maturities ranging from 90 days to 5 years.




ASSET QUALITY

The Company manages asset quality and controls credit risk through a review of credit applications along with a continued examination and monitoring of outstanding loans, commitments and delinquencies. This process is intended to result in early detection and timely follow-up on problem loans. Credit risk is also sought to be controlled by limiting exposures to specific types of borrowers, industries and markets.

Non-Performing Assets

The Company defines non-performing assets as non-accrual loans, impaired loans, loans past due 90 days or more and still accruing renegotiated loans, other real estate owned and other assets owned.

At December 31, 1998, total non-performing assets totaled $9,170,000 or 0.5% of total assets, down $2,480,000 from the $11,650,000 or 0.7% of total assets at December 31, 1997.

Non-performing loans at December 31, 1998 were $8,612,000 or 0.8% of total loans, as compared to $9,973,000 or 1.1% of total loans at December 31, 1997. The $1,361,000 decrease from 1997 resulted from loans secured by real estate, which decreased by $1,619,000, a decline of $126,000 in loans to individuals for household, family and other personal expenditures and a decline of $169,000 in lease financing receivables. This was offset in part by an increase in commercial and industrial loans of $564,000. Troubled debt restructures declined by $11,000. A majority of the non-performing loans are well secured and management does not anticipate the realization of significant losses.*

At December 31, 1998, the Company's holdings in other real estate owned amounted to $507,000 as compared to $1,503,000 at December 31, 1997. Foreclosures will continue to result in assets migrating from non-performing loans to other real estate owned. It is the Company's intent to actively negotiate and dispose of these properties at fair market values, which are considered reasonable under the circumstances.* In 1998, the Company incurred $216,000 of costs relating to these properties as compared to $276,000 in 1997. Other assets owned amounted to $51,000 at year-end, a decrease of $123,000 from 1997.

Allowance for Possible Loan Losses

The Company's year-end 1998 allowance for possible loan losses totaled $11,174,000 and represented 1.06% of total loans. This compared with a loan loss allowance at year-end 1997 of $11,739,000 and a ratio to total loans of 1.26%. Loan loss provisions amounted to $3,444,000 in 1998, down from the $4,432,000 in 1997 and $3,691,000 in 1996.

The determination of an appropriate level of the allowance for possible loan losses (the "Allowance") is based upon an analysis of the risks inherent in the Bank's loan portfolio. The analysis is performed on a continuous basis by account officers, various loan committees, and the Bank's Loan Review Officer.

One tool used in establishing these risks is a risk rating system, consisting of eight loan grading categories. In assigning a rating to a given loan, various factors are weighted, including (a) the financial condition and past credit history of the borrower; (b) available collateral, and its valuation; (c) available documentation of the loan; and (d) concentrations within industries and geographic locales.

In conjunction with the review of the loan portfolio, a quarterly analysis of the adequacy of the Allowance is performed. This analysis consists primarily of evaluating the inherent risk of loss on all loans and applying risk to loss ratios derived from this review.

Management then determines the adequacy of the Allowance based on the review of the loan portfolio. Appropriate recommendations are then made to the Board of Directors regarding the amount of the quarterly charge against earnings (i.e., the provision for possible loan losses), needed to maintain the Allowance at a level deemed adequate by Management. The Allowance is increased by the amount of such provisions and by the amount of loan recoveries, and is decreased by the amount of loan charge-offs.

Net charge-offs in 1998 were $4,009,000 or 0.41% of average loans outstanding compared with $4,567,000 or 0.50% in 1997. Net charge-offs in the credit card portfolio were $1,524,000 in 1998, compared to $1,695,000 in 1997. Net charge-offs in installment lending and lease financing receivables decreased to $1,083,000 in 1998, compared with $2,290,000 in 1997. The net charge-offs in installment lending are primarily the result of the indirect portfolio, which sustained strong growth during the mid-1990's. Management recognizes the risks inherent in the indirect automobile loans, and the Company has made a concerted effort to redirect its lending efforts to lower risk direct loan products. Real estate loan net charge-offs increased to $1,160,000 in 1998 from $586,000 in 1997 while commercial loans incurred net charge-offs of $242,000 in 1998 compared to net recoveries of $4,000 in 1997. The charged-off loans are in various stages of collection and litigation.


MARKET RISK - ASSET/LIABILITY MANAGEMENT

The  primary  market  risk faced by the  Company  is  interest  rate  risk.  The
Company's Asset/Liability Committee ("ALCO") monitors the changes in the movement of funds and rate and volume trends to enable appropriate management response to changing market and rate conditions.

Interest Rate Sensitivity

Interest rate sensitivity is a measure of the relationship between earning assets and supporting funds, which tend to be sensitive to changes in interest rates during comparable time periods.

ALCO is charged with managing the Company's rate sensitivity to attempt to optimize net interest income while maintaining an asset/liability mix which balances liquidity needs and interest rate risk. Interest rate risk arises when an asset matures, or its interest rate changes, during a time period different from that of the supporting liability and vice versa.

Historically, the most common method of estimating interest rate risk was to measure the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP"), typically one year. Under this method, an asset-sensitive gap means an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap means an excess of interest-sensitive liabilities over interest-sensitive assets.

The Company's GAP model includes certain management assumptions based upon past experience and the expected behavior of customers during various interest rate scenarios. The assumptions include principal prepayments for various loan and security products and classifying the non-maturity deposit balances by degree of interest rate sensitivity. As of December 31, 1998, utilizing the above assumptions results in a cumulative interest rate sensitive assets to interest rate sensitive liabilities of 0.84% and 0.78% for the three-month and twelve-month intervals, respectively.

However, assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. As a result, the Company's GAP does not necessarily predict the impact of changes in general levels of interest rates on net interest income.

Management believes that the simulation of net interest income in different interest rate environments provides a more meaningful measure of interest rate risk. Income simulation analysis captures not only the potential of all assets and liabilities to mature or reprice, but the probability that such would occur. Income simulation also permits management to assess the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them.


The Company's income simulation model analyzes interest rate sensitivity by projecting net interest income over the next 24 months in a flat rate scenario versus net interest income in alternative interest rate scenarios. Management reviews and refines its interest rate risk management process in response to the changing economic climate. Currently, the Company's model projects a 200 basis point change in rates during the first year, in even monthly increments, with rates held constant in the second year. The Company's ALCO has established that interest income sensitivity will be considered acceptable if net interest income in the above interest rate scenario is within 10% of net interest income in the flat rate scenario in the first year and within 20% over the two-year time frame. At December 31, 1998, the Company's income simulation model indicates an acceptable level of interest rate risk.

Management also monitors interest rate risk by utilizing a market value of equity model. The model computes estimated changes in net portfolio value ("NPV") of its cash flows from the Company's assets and liabilities in the event of a change in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities. This analysis assesses the risk of gain or loss in market risk sensitive instruments in the event of an immediate and sustained 200 basis point increase or decrease in market interest rates. The Company's ALCO policy indicates that the level of interest rate risk is acceptable if the immediate 200 basis point change in interest rates would not result in the loss of more than 30% from the base market value of equity. At December 31, 1998, it is projected that a 200 basis point increase in rates would cause the base market value of equity to decline from $223,490,000 to $185,838,000, a change of $37,652,000 or 16.8%.* In a 200 basis point decrease in rates, the base market value of equity is projected to decrease from $223,490,000 to $223,107,000, a change of $383,000 or 0.2%.* At December 31, 1998, the market value of equity indicates an acceptable level of interest rate risk and no significant changes in value from the prior year.

At December 31, 1997, it was projected that a 200 basis point increase in rates would cause the base market value of equity to decline from $183,867,000 to $150,029,000, a change of $33,838,000 or 18.4%. In a 200 basis point decrease in rates, the base market value of equity was projected to increase from $183,867,000 to $192,892,000, a change of $9,025,000 or 4.9%. At December 31,
1997, the market value of equity indicated an acceptable level of interest rate risk.

NPV is calculated based on the net present value of estimated discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. Computation of prospective effects of hypothetical interest rates changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and duration of deposits, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

Mortgage-backed securities, federal agency securities and other borrowings with call options, which the Company believed would be called, were reported at the earlier of the next call date or contractual maturity date. Non-maturity deposits of savings, money market accounts and interest-bearing transaction accounts were reported with an average duration of 3.5 years. Non-interest-bearing deposits were based on the most recent regulatory valuation price tables. Rate shocks, prepayment assumptions and call dates are all instantaneous and held constant.

Liquidity

Liquidity management involves the Company's ability to maintain prudent amounts of liquid assets in its portfolio in order to meet the borrowing needs and deposit withdrawal requirements of customers and to support asset growth.
Current and future liquidity needs are reviewed by ALCO to determine the appropriate asset/liability mix.

The Company intends to hold its investment securities for the foreseeable future. However, the level and composition of the portfolio may change as a result of maturities and purchases undertaken as part of the asset/liability management process. Unexpected changes in the financial environment are likely to affect the Company's interest rate risk, liquidity position and the potential return on the portfolio. Additionally, the Company may also purchase and sell those securities which are available for sale in order to address these changes. Overall balance sheet size and capital adequacy are considered in determining the appropriate level for the portfolio. When economic factors cause changes in the balance sheet or when the Company reassesses its interest rate risk, liquidity or capital position, strategic changes may be made in both the securities held to maturity and securities available for sale portfolios based on opportunities to enhance the ongoing total return of the balance sheet.

Asset liquidity is represented by the ease with which assets can be converted into cash. This liquidity is provided by money market assets and debt securities with maturity dates of one year or less, which totaled $142,745,000 at year-end 1998. The market value of money market assets, which includes Federal funds sold and money market mutual funds, amounted to $85,124,000 at the end of 1998. Debt securities consist primarily of U.S. Treasury notes and bonds, obligations of U.S. Government agencies, and obligations of states and political subdivisions. All securities held by the Company are readily marketable. As of December 31, 1998, debt securities scheduled to mature within one year based upon estimated cash flows, amounted to $72,975,000 and represented 11.6% of the total debt securities portfolio. Approximately 23.3% of the entire debt portfolio is scheduled to mature within five years, based upon estimated cash flows. There was no security issue held which represented more than 10% of the Company's stockholders' equity. Additional liquidity is derived from scheduled loan and investment payments of principal and interest, as well as prepayments received.

On the liability side, the primary source of funds available to meet liquidity needs is the Company's core deposit base, which generally excludes wholesale certificates of deposit over $100,000. Core deposits amounted to $1,353,101,000 at December 31, 1998 and represented 76.0% of earning assets. Short-term borrowings, consisting primarily of Federal funds purchased, securities sold under agreements to repurchase and FHLB advances, and wholesale certificates of deposit over $100,000 are used as supplemental funding sources during periods when growth in the core deposit base does not keep pace with that of earning assets. Short-term borrowings and wholesale certificates of deposit amounted to $204,947,000 at December 31, 1998.

As mentioned earlier, the Bank is a member of the FHLB system, which provides the Company with an additional source of liquidity by offering financing alternatives. At year-end 1998, the Company had a $90,700,000 advance line with the FHLB, $53,700,000 of which was available.


YEAR 2000 ISSUE

The Year 2000 issue involves preparing computer systems and programs to identify the arrival of January 1, 2000. In the past, many computer programs allocated only two digits to a year, (i.e., 1998 was represented as 98). Given this programming, the Year 2000 could be confused with that of 1900. The Year 2000 issue not only impacts computer hardware and software, but all equipment that utilizes processors or computer microchips.

Management has formed a Year 2000 Committee with members from all significant areas of the Company, which has conducted a complete review of its operations to identify systems, computer hardware, software applications, vendors and customers that could be affected by the Year 2000 issue. The committee has developed an implementation plan (the "Plan") to rectify any issues related to processing of transactions in the Year 2000 and beyond. Progress versus the Plan is subject to periodic examination by the Office of the Comptroller of the Currency ("OCC") regulators. As recommended by the Federal Financial Institutions Examination Council, the Plan encompasses the following phases: awareness, assessment, renovation, validation and implementation. These phases are designed to enable the Company to identify risks, develop an action plan, and perform adequate testing and complete certification that all systems will be Year 2000 ready. Execution of the Plan is currently on target.

As of December 31, 1998, the Company is in the validation and implementation phases. This effort includes hardware and software upgrades and systems replacements, as necessary. The primary operating software systems for the Company are obtained from and maintained by multiple external providers. The Company maintains ongoing contact with these vendors who have provided written assurances that where necessary, their software has been remediated and is now Year 2000 compliant. As part of the validation phase, the Company is working to test these systems for Year 2000 compliance.

The Company is also in the process of obtaining certifications of Year 2000 compliance from all other vendors, while also defining contingencies for these vendors. In the event the Company is unable to obtain such certifications, the Company will either obtain Year 2000 compliant software, hardware and support services, or utilize the respective contingency, as appropriate. Each of the vendors, whose products or services are believed by management to be material to the Company, has either provided written assurance that it is Year 2000 compliant or has provided written assurance that it expects to be Year 2000 compliant prior to the Year 2000. The Company believes that the risk associated with the possibility of a processing failure being experienced by any of these vendors is minimal. This assessment is based on a number of factors. Extensive documentation has been provided throughout the progress of each vendor's Year 2000 project. Each vendor asserts that it completed its remediation effort prior to December 31, 1998. Each vendor asserts that it completed its internal testing as of December 31, 1998, and the Company has been involved in extensive user testing of each of these applications.

In addition, the Company is in the process of contacting all non-information technology suppliers (i.e., utility systems, telephone systems and security systems) regarding the Year 2000 state of readiness. The renovation phase involves testing of changes to hardware and software, accompanied by monitoring and testing with vendors. The validation phase is targeted for completion by June 30, 1999*. The implementation phase's purpose is to certify that systems are compliant on a going-forward basis. This phase is targeted for completion by June 30, 1999*.

The Company is also working with its significant borrowers and depositors to ensure they are taking appropriate steps to become Year 2000 compliant. The Company has received information from 100% of significant borrowers and 89% of significant depositors on the status of their Year 2000 readiness. There have been no downgrades of risk ratings in the loan portfolio. Early in 1997, the Loan Division of the Company commenced an initiative to familiarize the Bank's borrowing customer base with the Year 2000 issue. The original action was to discuss the issue with our borrowers and to identify where they were in relationship to Year 2000 remediation. The next step was to include a synopsis of each borrower's status in their Credit Assessment. An unsatisfactory response would then affect overall risk rating assessment of the credit.

The Company, however, continues to bear some risk related to the Year 2000 issue and could be adversely affected if other entities (e.g., vendors) do not appropriately address their own compliance issues. If during the validation phase an external provider's software is determined to have potential problems which it is not able to resolve in time, the Company would likely experience significant processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial statements of the Company. In addition, if any of the Bank's borrowers' experiences significant problems due to Year 2000 issues, the credit risk inherent in loans to such borrowers would increase.

The Company continues to evaluate the estimated costs associated with attaining Year 2000 readiness. Additional costs, such as testing, software purchases and marketing, are not anticipated to be material to the Company in any one year*. In total the Company estimates that its costs for compliance will amount to approximately $750,000 over the two-year period from 1998-1999, of which approximately $500,000 has been incurred to date. The Company expects to fund these costs out of normal operating cash. While additional costs will be incurred, the Company believes, based upon available information, that it will be able to manage its Year 2000 transition without any significant adverse effect on business operations or financial condition.*

The Company has completed a remediation contingency plan for Year 2000 compliance for its mission critical applications. The remediation contingency plan outlines the actions to be taken if the current approach to remediating mission critical applications does not appear to be able to deliver a Year 2000 compliant system when required. Predetermined target dates have been established for all mission critical applications. If testing of the mission critical application is not completed by the target date, then alternative actions would be taken as outlined in the remediation contingency plan. In addition, the Company also has a comprehensive business resumption plan to facilitate timely restoration of services in the event of business disruption. The Company's remediation contingency plan and business resumption plan will be reviewed and updated as needed throughout 1999. The Company is in the process of preparing a contingency plan for all other hardware, software and vendors which is targeted for completion by June 30, 1999.*




The following table sets forth certain unaudited quarterly financial data for the periods presented:

(In Thousands,                                    First            Second            Third            Fourth
Except Per Share Data)                           Quarter           Quarter          Quarter           Quarter
- - --------------------------------------------------------------------------------------------------------------
1998
Interest Income                                  $32,728           $32,877          $33,574           $33,170
Interest Expense                                  14,971            15,284           16,100            15,572
- - --------------------------------------------------------------------------------------------------------------
Net Interest Income                               17,757            17,593           17,474            17,598
Provision for Possible Loan Losses                 1,098               848              448             1,050
Non-Interest Income, excluding
   Securities Transactions                         5,201             5,175            5,221             4,727
Net Gains from
   Securities Transactions                           161               230              654             2,846
Non-Interest Expense                              15,313            14,995           17,412            15,247
Provision for Income Taxes                         1,878             2,072            1,747             2,671
- - --------------------------------------------------------------------------------------------------------------
Net Income                                       $ 4,830           $ 5,083          $ 3,742           $ 6,203
==============================================================================================================
Net Income Per Share - Basic*                      $0.33             $0.34            $0.25             $0.41
==============================================================================================================
==============================================================================================================
Net Income Per Share - Diluted *                   $0.32             $0.33            $0.25             $0.40
==============================================================================================================


1997
Interest Income                                  $28,034           $29,266          $31,462           $32,653
Interest Expense                                  11,507            12,424           14,184            15,350
- - --------------------------------------------------------------------------------------------------------------
Net Interest Income                               16,527            16,842           17,278            17,303
Provision for Possible Loan Losses                 1,098             1,098            1,098             1,138
Non-Interest Income, excluding
   Securities Transactions                         4,558             4,508            4,844             5,155
Net Gains from
   Securities Transactions                           156               263              501               994
Non-Interest Expense                              14,924            14,154           13,908            14,029
Provisions for Income Taxes                        1,734             2,115            2,576             2,610
- - --------------------------------------------------------------------------------------------------------------
Net Income                                       $ 3,485           $ 4,246          $ 5,041           $ 5,675
==============================================================================================================
Net Income Per Share - Basic*                    $  0.24           $  0.28          $  0.34           $  0.39
==============================================================================================================
==============================================================================================================
Net Income Per Share - Diluted *                 $  0.23           $  0.28          $  0.33           $  0.37
==============================================================================================================

*Amounts have been adjusted for the 10% stock dividend paid in 1998.






SELECTED COMBINED CONSOLIDATED FINANCIAL DATA


The following selected financial data should be read in conjunction with the combined consolidated financial statements and related notes thereto included elsewhere in this Annual Report and "Management's Discussion and Analysis of
Combined  Consolidated  Financial Condition and Results of Operations."

(Dollars In Thousands,
    Except Share Data)                              1998           1997          1996           1995           1994
- - --------------------------------------------------------------------------------------------------------------------
Statement of Income Data:
   Interest Income                             $  132,349     $  121,415    $  108,982     $  105,435     $   89,468
   Interest Expense                                61,927         53,465        45,038         45,123         30,110
                                           -------------------------------------------------------------------------

   Net Interest Income                             70,422         67,950        63,944         60,312         59,358
Provision for Possible Loan Losses                  3,444          4,432         3,691          1,398          2,715
                                           -------------------------------------------------------------------------

Net Interest Income after Provision
   For Possible Loan Losses                        66,978         63,518        60,253         58,914         56,643
Non-Interest Income                                24,215         20,979        16,806         15,816         15,589
Non-Interest Expense                               62,967         57,015        52,474         55,964         51,199
                                           -------------------------------------------------------------------------

Income Before  Provision for Income
   Taxes                                           28,226         27,482        24,585         18,766         21,033
Provision for Income Taxes                          8,368          9,035         8,409          5,837          6,847
                                           -------------------------------------------------------------------------

Net Income                                     $   19,858     $   18,447    $   16,176     $   12,929     $   14,186
                                           =========================================================================

Income Before Merger-Related and
   Restructuring Charges,
   And SAIF Assessment                         $   21,552     $   19,845    $   16,762     $   15,018     $   14,186
                                           =========================================================================

Balance Sheet Data (at year-end):
   Total Assets                                $1,917,194     $1,789,426    $1,550,129     $1,489,773     $1,337,097
   Securities                                     673,875        690,201       483,345        503,002        481,791
   Federal Funds Sold                              50,100         34,025        44,672         53,744         31,958
   Loans (Net of Unearned Income)               1,057,081        931,266       898,788        812,985        734,107
   Allowance for Possible
     Loan Losses                                   11,174         11,739        11,874         11,440         13,876
   Deposits                                     1,403,413      1,392,703     1,334,528      1,279,636      1,161,658
   Short-Term Borrowings (1)                      154,635         99,546        56,328         53,347         62,093
   Other Borrowings (2)                           154,942        107,809         9,693         19,680          1,269
   Stockholders' Equity                           158,242        145,466       129,466        120,092         99,594
Adjusted Financial Ratios: (3)
   Return on Average Assets                          1.15%          1.21%         1.13%          1.05%          1.09%
   Return on Average Stockholders' Equity           13.92%         14.38%        13.52%         13.44%         13.91%
Financial Ratios:
   Return on Average Assets                          1.06%          1.12%         1.09%          0.91%          1.09%
   Return on Average Stockholders' Equity           12.83%         13.37%        13.05%         11.57%         13.91%
   Net Interest Margin                               4.19%          4.56%         4.76%          4.65%          5.01%
   Efficiency Ratio (4)                             62.46%         58.77%        61.19%         66.63%         66.15%
   Average Stockholders' Equity to
     Average Assets                                  8.26%          8.39%         8.35%          7.83%          7.84%
Leverage Ratio (year-end)                            8.51%          8.56%         7.85%          7.20%          8.22%
Tier I Capital to Risk-Weighted
   Assets (year-end)                                13.53%         14.04%        11.85%         11.52%         14.15%
Combined Tier I and Tier II
   Capital to Risk-Weighted
   Assets (year-end)                                14.43%         15.10%        13.00%         12.75%         15.52%
Loans to Deposits (year-end)                        75.32%         66.87%        67.35%         63.53%         63.19%
Non-Performing Loans to
   Loans (year-end) (5)                              0.81%          1.07%         1.45%          1.27%          1.85%
Non-Performing Assets as a
   Percentage of Loans, Other Real
   Estate Owned and Other
   Assets Owned (year-end)                           0.87%          1.25%         1.68%          1.67%          2.23%
Non-Performing Assets to
   Total Assets                                      0.48%          0.65%         0.98%          0.91%          1.23%
Allowance for Possible Loan
   Losses to Loans (year-end)                        1.06%          1.26%         1.32%          1.41%          1.89%
Dividend Payout Ratio                                  49%            42%           41%            47%            39%

Common Share Data: (6)
   Net Income Per Diluted Share                $     1.30     $     1.21    $     1.08     $     0.87     $     0.97
   Net Income Per Diluted Share Before
     Merger-Related and
     Restructuring Charges
     And SAIF Assessment                       $     1.41     $     1.30    $     1.12     $     1.01     $     0.97
   Cash Dividends Declared Per Share           $     0.65     $     0.52    $     0.45     $     0.42     $     0.38
   Book Value Per Share (year-end)             $    10.53     $    10.60    $     9.57     $     8.89     $     7.45
   Average Diluted Shares Outstanding
     (in thousands)                                15,307         15,215        14,954         14,912         14,660

Other Data:
   Number of Employees
     (full-time equivalent)                           542            585           572            583            622
   Number of Stockholders                           2,880          2,762         2,897          3,060          3,073

(1) Includes Federal funds purchased, securities sold under agreements to repurchase less than one year, Federal Home Loan Bank advances, demand notes-U.S. Treasury and borrowed funds.

(2)  Includes  other  borrowed  funds,   securities  sold  under  agreements  to
repurchase greater than one year, obligation under capital lease and employee stock ownership plan debt.

(3) Before merger-related and restructuring charges and SAIF Assessment.

(4) Efficiency ratio is calculated by dividing adjusted non-interest expense by tax-equivalent net interest income and adjusted non- interest income. Adjusted non-interest expense is total non-interest expense less merger related and restructuring charges, distributions on Series B Capital Securities and net costs to operate other real estate. Adjusted non-interest income is non-interest income less distributions on Series B Capital Securities and net gains from securities transactions.

(5) Non-performing loans consist of non-accrual loans, restructured loans and loans past due 90 days or more and still accruing.

(6) Adjusted for the 10% stock dividend paid in 1998.



UNITED NATIONAL BANCORP AND SUBSIDIARIES
COMBINED CONSOLIDATED BALANCE SHEETS

                                                                                          December 31,
                                                                                     -------------------------
(In Thousands, Except Share Data)                                                      1998          1997
- - --------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks                                                               $   52,867   $   51,123
Federal Funds Sold                                                                        50,100       34,025
Securities Available for Sale, at Market Value                                           609,262      602,365
Securities Held to Maturity (Market Value of $63,675  and $86,283
  for 1998 and 1997, respectively)                                                        63,374       86,615
Trading Account Securities, at Market Value                                                1,239        1,221
Loans, Net of Unearned Income                                                          1,056,953      931,266
  Less: Allowance for Possible Loan Losses                                                11,174       11,739
- - --------------------------------------------------------------------------------------------------------------
     Loans, Net                                                                        1,045,779      919,527
Mortgage Loans Held for Sale                                                                 128            -
Premises and Equipment, Net                                                               29,248       29,362
Investment in Joint Venture                                                                2,931        3,151
Other Real Estate, Net                                                                       507        1,503
Intangible Assets, Primarily Core Deposit Premiums                                         9,288       11,249
Other Assets                                                                              52,471       49,285
- - --------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                          $1,917,194   $1,789,426
==============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
  Demand                                                                              $  263,700   $  226,097
  Savings                                                                                549,095      526,874
  Time                                                                                   590,618      639,732
- - --------------------------------------------------------------------------------------------------------------
   Total Deposits                                                                      1,403,413    1,392,703

Short-Term Borrowings                                                                    154,635       99,546
Other Borrowings                                                                         154,942      107,809
Other Liabilities                                                                         25,962       23,902
- - --------------------------------------------------------------------------------------------------------------
   Total Liabilities                                                                   1,738,952    1,623,960
- - --------------------------------------------------------------------------------------------------------------

Commitments and Contingencies - Note 17

Company-Obligated Mandatorily Redeemable
  Preferred Series B Capital Securities of a
  Subsidiary Trust Holding Solely Junior
  Subordinated Debentures of the Company                                                  20,000       20,000
- - --------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred Stock, authorized 1,000,000 shares in 1998 and 1997
  None issued and outstanding                                                                  -            -
Common Stock ($1.25 Par Value Per Share)  Authorized Shares - 16,000,000 in 1998
  and 1997 Issued shares - 15,318,038 in 1998 and 14,289,675 in 1997
  Outstanding shares  - 15,021,180 in 1998 and 13,723,513 in 1997                         19,148       17,862
Additional Paid-In Capital                                                               112,015       90,249
Retained Earnings                                                                         25,921       37,740
Treasury Stock, at Cost - 296,858 shares in 1998
  and  566,162 shares in 1997                                                             (4,660)      (5,550)
Restricted Stock                                                                            (248)        (303)
Unallocated Common Stock Acquired by the Employee Stock Ownership Plan (ESOP)                  -        (103)
Accumulated Other Comprehensive Income                                                     6,066        5,571
- - --------------------------------------------------------------------------------------------------------------
   Total Stockholders' Equity                                                            158,242      145,466
- - --------------------------------------------------------------------------------------------------------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $1,917,194   $1,789,426
==============================================================================================================

The accompanying notes to the combined consolidated financial statements are an integral part of these statements.




UNITED NATIONAL BANCORP AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENTS OF INCOME

                                                                              For the Years Ended December 31,
                                                                    ------------------------------------------------
(In Thousands, Except Share Data)                                           1998             1997              1996
- - --------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and Fees on Loans and Leases                                   $ 86,026         $ 81,639          $ 75,105
Interest and Dividends on Securities Available for Sale:
   Taxable Income                                                         36,191           28,586            22,793
   Tax-Exempt Income                                                       3,024            2,458             2,253
Interest and Dividends on Securities Held to Maturity:
   Taxable Income                                                          3,373            5,754             6,468
   Tax-Exempt Income                                                         880              594               443
Dividends on Trading Account Securities                                       26               18                13
Interest on Federal Funds Sold and
   Deposits with Federal Home Loan Bank                                    2,829            2,366             1,907
- - --------------------------------------------------------------------------------------------------------------------
     Total Interest Income                                               132,349          121,415           108,982
- - --------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on Savings Deposits                                              12,341           12,191            12,164
Interest on Time Certificates of Deposit $100,000 or More                  5,623            6,300             6,054
Interest on Other Time Deposits                                           28,591           26,992            23,212
Interest on Short-Term Borrowings                                          5,522            4,357             2,666
Interest on Other Borrowings                                               9,850            3,625               942
- - --------------------------------------------------------------------------------------------------------------------
     Total Interest Expense                                               61,927           53,465            45,038
- - --------------------------------------------------------------------------------------------------------------------

Net Interest Income                                                       70,422           67,950            63,944
Provision for Possible Loan Losses                                         3,444            4,432             3,691
- - --------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
   Possible Loan Losses                                                   66,978           63,518            60,253
- - --------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Trust Income                                                               5,454            4,976             4,336
Service Charges on Deposit Accounts                                        5,025            5,073             5,013
Other Service Charges, Commissions and Fees                                7,029            6,498             4,772
Net Gains from Securities Transactions                                     3,891            1,914               799
Other Income                                                               2,816            2,518             1,886
- - --------------------------------------------------------------------------------------------------------------------
     Total Non-Interest Income                                            24,215           20,979            16,806
- - --------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Salaries, Wages and Employee Benefits                                     25,554           24,832            25,192
Occupancy Expense, Net                                                     5,001            4,155             4,235
Furniture and Equipment Expense                                            4,165            3,494             3,227
Data Processing Expense                                                    7,570            5,597             4,612
Distributions on Series B Capital Securities                               2,002            1,557                 -
Amortization of Intangible Assets                                          1,961            1,728             1,842
Net Cost to Operate Other Real Estate                                        216              276               380
Merger Related and Restructuring Charges                                   2,179            2,208                 -
Other Expenses                                                            14,319           13,168            12,986
- - --------------------------------------------------------------------------------------------------------------------
     Total Non-Interest Expense                                           62,967           57,015            52,474
- - --------------------------------------------------------------------------------------------------------------------

Income Before Provision for Income Taxes                                  28,226           27,482            24,585
Provision for Income Taxes                                                 8,368            9,035             8,409
- - --------------------------------------------------------------------------------------------------------------------

NET INCOME                                                              $ 19,858         $ 18,447          $ 16,176
====================================================================================================================

NET INCOME PER COMMON SHARE:
   Basic                                                                $   1.33         $   1.25          $   1.11
====================================================================================================================
   Diluted                                                              $   1.30         $   1.21          $   1.08
====================================================================================================================

The accompanying notes to the combined consolidated financial statements are an integral part of these statements.




UNITED NATIONAL BANCORP AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                          Unallocated
(In Thousands, Except Share Data)                             Additional                                  Common Stock
For the Years Ended                                Common     Paid-In    Retained  Treasury    Restricted  Acquired by
December 31, 1996, 1997, and 1998                   Stock     Capital    Earnings   Stock         Stock     the ESOP
- - ----------------------------------------------------------------------------------------------------------------------
Balance-January 1, 1996                            $16,396    $ 66,731   $38,772    $(3,856)      $(317)     $(206)
Comprehensive Income:
  Net Income-1996                                        -           -    16,176          -           -          -
  Unrealized Holding Losses on Securities
    Available for Sale Arising During the
    Period, Net of Tax of $633                           -           -         -          -           -          -
  Less:  Reclassification Adjustment for Gains
     Included in Net Income, Net of Tax of $227          -           -         -          -           -          -

Total Comprehensive Income

Cash Dividends Declared ($0.45 per share)                -           -    (4,838)         -           -          -
Stock Issued in Payment of
   Stock Dividend- 528,818 Shares                      660       7,581    (8,241)         -           -          -
Exercise of Stock Options - 16,534 Shares               12          48       (20)        30           -          -
Treasury Stock Purchased - 253,787 Shares                -           -         -     (2,938)          -          -
Treasury Stock Sold - 312,894 Shares                     -         572         -      1,816           -          -
Reduction of Debt Relating to the ESOP                   -           -         -          -           -         52
Restricted Stock Activity, Net                           -           -         -         (7)        141          -
- - ----------------------------------------------------------------------------------------------------------------------
Balance-December 31, 1996                           17,068      74,932    41,849     (4,955)       (176)      (154)
Comprehensive Income:
  Net Income-1997                                        -           -    18,447          -           -          -
  Unrealized Holding Gains on Securities
    Available for Sale Arising During the                -           -         -          -           -          -
    Period, Net of Tax of $2,905
  Less:  Reclassification Adjustment for Gains
     Included in Net Income, Net of Tax of $478          -           -         -          -           -          -

Total Comprehensive Income

Cash Dividends Declared ($0.52 per share)                -           -    (6,458)         -           -          -
Stock Issued in Payment of
   Stock Dividend - 529,928 Shares                     662      14,441   (15,103)         -           -          -
Exercise of Stock Options - 312,894  Shares            132         766      (995)     1,272           -          -
Treasury Stock Purchased - 78,334 Shares                 -           -         -     (2,025)          -          -
Reduction of Debt Relating to the ESOP                   -           -         -          -           -         51
Restricted Stock Activity, Net                           -         110         -        158        (127)         -
- - ----------------------------------------------------------------------------------------------------------------------
   Balance-December 31, 1997                        17,862      90,249    37,740     (5,550)       (303)      (103)
Comprehensive Income:
  Net Income-1998                                        -           -    19,858          -           -          -
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the               -           -         -          -           -          -
     Period, Net of Tax of $1,594
  Less:  Reclassification Adjustment for Gains
    Included In Net Income, Net of Tax of $1,331         -           -         -          -           -          -

Total Comprehensive Income

Cash Dividends Declared ($0.65 per share)                -           -    (8,480)         -           -          -
Stock Issued in Payment of
   Stock Dividend - 1,017,371 Shares                 1,272      21,301   (22,573)         -           -          -
Exercise of Stock Options - 189,220 Shares              12         190      (624)     1,443           -          -
Treasury Stock Purchased - 25,391 Shares                 -           -         -       (553)          -          -
Reduction of Debt Relating to ESOP                       -           -         -          -           -        103
Restricted Stock Activity, Net                           2         275         -          -          55          -
- - ----------------------------------------------------------------------------------------------------------------------
   Balance-December 31, 1998                       $19,148    $112,015   $25,921    $(4,660)      $(248)    $    -
======================================================================================================================

                                                Accumulated
 (In Thousands, Except Share Data)                 Other           Total
 For the Years Ended                            Comprehensive    Stockholders'
 December 31, 1996, 1997, and 1998                 Income         Equity
- - ------------------------------------------------------------------------------
Balance-January 1, 1996                            $ 2,572       $120,092
Comprehensive Income:
  Net Income-1996                                        -         16,176
  Unrealized Holding Losses on Securities
    Available for Sale Arising During the
    Period, Net of Tax of $633                      (1,229)        (1,229)
  Less:  Reclassification Adjustment for Gains
     Included in Net Income, Net of Tax of $227       (441)          (441)
                                                                  --------
Total Comprehensive Income                                         14,506
                                                                  ========
Cash Dividends Declared ($0.45 per share)                -         (4,838)
Stock Issued in Payment of
   Stock Dividend- 528,818 Shares                        -              -
Exercise of Stock Options - 16,534 Shares                -             70
Treasury Stock Purchased - 253,787 Shares                -         (2,938)
Treasury Stock Sold - 312,894 Shares                     -          2,388
Reduction of Debt Relating to the ESOP                   -             52
Restricted Stock Activity, Net                           -            134
- - ------------------------------------------------------------------------------
Balance-December 31, 1996                              902        129,466
Comprehensive Income:
  Net Income-1997                                        -         18,447
  Unrealized Holding Gains on Securities
    Available for Sale Arising During the            5,596          5,596
    Period, Net of Tax of $2,905
  Less:  Reclassification Adjustment for Gains
     Included in Net Income, Net of Tax of $478       (927)          (927)
                                                                  --------
Total Comprehensive Income                                         23,116
                                                                  ========
Cash Dividends Declared ($0.52 per share)                -         (6,458)
Stock Issued in Payment of
   Stock Dividend - 529,928 Shares                       -              -
Exercise of Stock Options - 312,894  Shares              -          1,175
Treasury Stock Purchased - 78,334 Shares                 -         (2,025)
Reduction of Debt Relating to the ESOP                   -             51
Restricted Stock Activity, Net                           -            141
- - ------------------------------------------------------------------------------
   Balance-December 31, 1997                         5,571        145,466
Comprehensive Income:
  Net Income-1998                                        -         19,858
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the           3,079          3,079
     Period, Net of Tax of $1,594
  Less:  Reclassification Adjustment for Gains
    Included In Net Income, Net of Tax of $1,33     (2,584)        (2,584)
                                                                  --------
Total Comprehensive Income                                         20,353
                                                                  ========
Cash Dividends Declared ($0.65 per share)                -         (8,480)
Stock Issued in Payment of
   Stock Dividend - 1,017,371 Shares                     -              -
Exercise of Stock Options - 189,220 Shares               -          1,021
Treasury Stock Purchased - 25,391 Shares                 -           (553)
Reduction of Debt Relating to ESOP                       -            103
Restricted Stock Activity, Net                           -            332
- - ------------------------------------------------------------------------------
   Balance-December 31, 1998                       $ 6,066       $158,242
==============================================================================

The accompanying notes to the combined consolidated financial statements are an integral part of these statements.





UNITED NATIONAL BANCORP AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                For the Years Ended December 31,
                                                                    ------------------------------------------------
(In Thousands)                                                               1998            1997            1996
- - --------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                               $   19,858      $   18,447       $  16,176
Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
Depreciation and Amortization                                                 4,931           4,157           4,302
Amortization of Securities Premiums, Net                                      1,210             495             368
Provision for Possible Loan Losses                                            3,444           4,432           3,691
Provision (Benefit) for Deferred Income Taxes                                    44             254            (725)
Net Loss (Gain) on Disposition of Premises and Equipment                          5             545              (1)
Net Gains from Securities Transactions                                       (3,891)         (1,914)           (799)
Writedown of Investment in Joint Venture                                        220               -               -
Trading Account Securities Activity, Net                                        (94)           (200)             20
Origination of Mortgage Loans Held for Sale                                    (128)               -              -
Increase in Other Assets                                                     (3,186)         (1,846)        (12,070)
Increase in Other Liabilities                                                 1,753           4,658             438
Reduction of Debt Relating to ESOP                                              103              51              52
Restricted Stock Activity, Net                                                  332             141             134
- - --------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                    24,601          29,220          11,586
- - --------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES Securities Available for Sale:
   Proceeds from Sales of Securities                                        696,694         126,663         167,788
   Proceeds from Maturities of Securities                                   114,273          76,786          68,391
   Purchases of Securities                                                 (814,248)       (429,528)       (191,866)
Securities Held to Maturity:
   Proceeds from Maturities of Securities                                    53,137          41,076          32,805
   Purchases of Securities                                                  (29,997)        (11,448)        (59,292)
Maturity (Purchase)  of Term Certificate of Deposit                               -             500           (500)
Purchase of Corporate-Owned Life Insurance                                        -         (27,370)              -
Net Increase in Loans                                                      (129,696)        (37,045)        (74,054)
Deposit Premium from Branch Acquisition                                           -          (1,400)              -
Expenditures for Premises and Equipment                                      (3,550)         (5,824)         (2,021)
Proceeds from Sale of Premises and Equipment                                    689           1,113             236
Decrease in Other Real Estate                                                   996             464           1,105
- - --------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                      (111,702)       (266,013)        (57,408)
- - --------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net Increase (Decrease) in Demand and Savings Deposits                       59,824          11,936          (4,162)
Net (Decrease) Increase in Time Deposits                                    (49,114)         46,239          59,054
Net Increase in Short-Term Borrowings                                        55,089          43,218           2,981
Net Increase (Decrease) in Other Borrowings                                  47,133          98,116          (9,987)
Cash Dividends on Common Stock                                               (8,480)         (6,458)         (4,838)
Proceeds from Exercise of Stock Options                                       1,021           1,175              70
Sale of Treasury Stock                                                            -               -           2,388
Treasury Stock Acquired, at Cost                                               (553)         (2,025)         (2,938)
Proceeds from Series B Capital Securities                                         -          20,000               -
- - --------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                   104,920         212,201          42,568
- - --------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                         17,819         (24,592)         (3,254)
Cash and Cash Equivalents at Beginning of Year                               85,148         109,740         112,994
====================================================================================================================
Cash and Cash Equivalents at End of Year                                 $  102,967          85,148         109,740
====================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW  INFORMATION:
Cash Paid During the Year for:
   Interest                                                              $   62,510          51,198          45,121
   Income Taxes                                                               7,421           6,659           8,475
Reclass to Securities Available for Sale from Held to Maturity                    -           3,160               -
Transfer of Loans to Other Real Estate                                          235             490             256
Cash Received from Deposit Acquisition                                            -          18,244               -

The accompanying notes to the combined consolidated financial statements are an integral part of these statements.




NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES United National Bancorp owns United National Bank, which operates through a branch network primarily located throughout central and northwestern counties in New Jersey. The Company provides a full range of banking and trust services to its market area in a competitive environment.

The combined consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. These statements give a retroactive effect to the merger of United National Bancorp and Raritan Bancorp Inc. This transaction has been accounted for as a pooling of interests; therefore, the Combined Consolidated Financial Statements are presented as if United National Bancorp and Raritan Bancorp Inc. were always one company. These statements are presented as supplemental information to the audited historical Consolidated Financial Statements of United National Bancorp included on pages 37 through 58. The significant policies are summarized as follows:

a.  Principles of Consolidation and Use of Estimates
The accompanying combined consolidated financial statements include the accounts of United National Bancorp (the "Parent Company") and its wholly-owned subsidiaries, United National Bank (the "Bank"), and UNB Capital Trust I (the "Trust"), or when consolidated with the Parent Company, the "Company". All significant intercompany balances and transactions have been eliminated in consolidation. Prior period financial statements have been restated to include the amounts and activities for all acquisitions accounted for as pooling-of-interests combinations. See Note 2 for further discussion of acquisitions.

The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.  Securities
Securities are classified into one of three categories: held to maturity, available for sale, or trading account securities.

Securities which the Company has the ability and intent to hold until maturity are classified as "held to maturity." These securities are stated at cost, adjusted for amortization of premium and accretion of discount, using the interest method over the term of the securities.

Securities that may be held for indefinite periods of time which Management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors, are classified as "available for sale" and reported at estimated market value. Unrealized holding gains and losses (net of related tax effects) on such securities are excluded from earnings but are included in other comprehensive income as a component of stockholders' equity. Upon realization, such gains or losses are included in earnings using the specific identification method.

Trading account securities are carried at market value. Gains and losses resulting from adjusting trading account securities to market value, as well as security sales, are reported in non-interest income. This category includes securities purchased specifically for short-term appreciation or to be available for liquidity needs.

c.  Federal Home Loan Bank of New York Stock
This stock is carried at cost. The Company is required to maintain such investment as part of its membership in the Federal Home Loan Bank of New York.

d.  Investment in Joint Venture
In November 1995, the Company, through the Bank, acquired a 50% ownership in United Financial Services, Inc., (UFS) a third party data processing service bureau. The investment is being accounted for by the equity method. The Company and its joint venture partner have resolved to dissolve the joint venture and the Company has entered into a contract with a third-party servicer to provide data processing services. Third-party data processing services are expected to commence in the second quarter of 1999. In connection with the plan of dissolution, the Company will accelerate $1,200,000 of writedowns and amortization of investment in joint venture and related goodwill during the first half of 1999.

e.  Loans and Lease Financings
Loans and leases are stated at the principal amount outstanding, net of deferred loan origination fees/expenses and unearned discounts. Interest on substantially all loans is accrued and credited to interest income based upon the principal amount outstanding. Loan fees and certain expenses associated with originating loans are deferred and amortized over the lives of the respective loans as an adjustment to the yield utilizing a method that approximates the level yield. Generally, interest income is not accrued on loans (including impaired loans) where principal or interest is 90 days or more past due, unless the loans are adequately secured and in the process of collection. A loan less than 90 days past due may be placed on non-accrual if Management believes there is sufficient doubt as to the ultimate collectibility of the outstanding loan balance. A loan is transferred to accrual when it is brought current and its future collectibility is reasonably assured.

When a loan (including an impaired loan) is classified as non-accrual, uncollected past due interest is reversed and charged against current income. Interest income will not be recognized until the financial condition of the borrower improves, payments are brought current and a consistent payment history is established. Payments received on non-accrual loans, including impaired loans, are first applied to all principal amounts owed. Once the remaining principal balance is deemed fully collectible, payments would then be applied to interest income and fees.

A loan is considered impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based upon the present value of expected future cash flows, or, as a practical expedient, at the loans observable market price, or the fair value of the underlying collateral, if the loan is collateral dependent. Management has defined impaired loans as all non-accruing loans with outstanding balances greater than $50,000.

Loans held for sale primarily consist of residential mortgages and are carried at the lower of cost or market using the aggregate method. Gains and losses on loans sold are included in non-interest income.

f.  Allowance for Possible Loan Losses
The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on Management's evaluation of potential losses in the portfolio, after consideration of appraised collateral values, financial condition of the borrower, delinquency and charge-off trends, as well as prevailing and anticipated economic conditions. Management evaluates the adequacy of the allowance for possible loan losses on a regular basis throughout the year. Management believes that the allowance for possible loan losses is adequate. While Management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon changes in economic conditions. In addition, various regulatory agencies periodically review the Company's allowance for possible loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgments of information available to them at the time of their examination.

g.  Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, which range from three to forty years. Leasehold improvements are amortized on a straight-line basis over the lives of the related leases, or the life of the improvement, whichever is shorter.

Long-lived  assets  and  certain  identifiable   intangibles  are  reviewed  for
impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

h.  Other Real Estate
Other real estate owned consists of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Only collateral of which the Company has taken physical possession is classified as other real estate.

Other real estate is carried at the lower of fair value of the related property, as determined by current appraisals less estimated costs to sell, or the recorded investment in the property. Write-downs on these properties, which occur after the initial transfer from the loan portfolio, are recorded as operating expenses. Costs of holding such properties are charged to expense in the current period. Gains, to the extent allowable, and losses on the disposition of these properties are reflected in current operations.

i.  Intangible Assets
Intangible assets include: 1) the present value of the future earnings potential of the core deposit base of acquired banks, which are being amortized on a straight-line basis over a 10 year period, and 2) goodwill resulting from the Company's investment in UFS, and other acquisitions, which is being amortized over periods ranging from 6 months to 20 years. Management periodically reviews the potential impairment of intangible assets on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down, representing the carrying amount of the intangible asset which exceeds the present value of the estimated expected future cash flows, would be recorded as a period expense.

j.  Trust Assets
Assets held in fiduciary or agency capacities for customers are not included in the combined consolidated balance sheets since such items are not assets of the Company.

k.  Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

l.  Net Income Per Common Share
Basic income per common share is computed by dividing net income by the weighted average number of shares outstanding during each year (14,894,000, 14,816,000 and 14,538,000 in 1998, 1997 and 1996, respectively).

Diluted net income per common share is computed by dividing net income by weighted average number of shares outstanding, as adjusted for the assumed exercise of potential common stock, using the treasury stock method (15,307,000, 15,215,000 and 14,954,000 in 1998, 1997 and 1996, respectively). Potential common stock resulting from stock option agreements totaled 413,000, 399,000 and 416,000 in 1998, 1997 and 1996, respectively.

Weighted average shares outstanding for all periods presented have been adjusted for the 10% stock dividend declared in 1998.

m.  Statement of Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold. Generally, Federal funds are sold for a one-day period.

n. Stock-Based Compensation
The Company applies the "intrinsic value based method" as described in Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost has been recognized for the stock option plans. Pro forma disclosures, as if the Company applied the "Fair Value Based Method" for stock issued to employees, have been provided in Note 16 to the combined consolidated financial statements.

o.  Retirement Benefits
On January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 132, Employers' Disclosures about Pension and Other Post Retirement Benefits. SFAS No. 132 revises employers' disclosures about pension and other post retirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans.

The Company maintains a noncontributory defined benefit pension plan which covers all employees who have met eligibility requirements of the Plan. It is the Company's policy to fund the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. In addition, the Company provides health care and life insurance benefits for qualifying employees.

p.  Comprehensive Income
On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the combined consolidated statements of changes in stockholders' equity. SFAS No. 130 requires only additional disclosures in the combined consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

q. Recent Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" . This statement establishes accounting and reporting standards for derivative instruments, and for hedging activities. SFAS No. 133 supersedes the disclosure requirements in Statements No. 80, 105 and 119. This statement is effective for periods beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have a material impact on the financial position or results of the Company.

In October 1998, the FASB issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" . This statement amends FASB Statement No. 65 "Accounting for Certain Mortgage Banking Activities", to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. SFAS No. 134 is effective January 1, 1999. The adoption of this statement did not have a material impact on the financial position or results of operations of the Company.

r.  Reclassifications
Certain   reclassifications  have  been  made  to  the  prior  years'  financial statements to conform with the classifications used in 1998.

NOTE 2 - ACQUISITIONS

a.  1999 Acquisitions
On March 31, 1999, the Company acquired all of the outstanding shares of Raritan Bancorp Inc. ("Raritan") based in Bridgewater, New Jersey. Each share of Raritan was converted into 1.595 shares of the Company's common stock for a total of approximately 3,785,000 shares issued. At December 31, 1998, Raritan had approximately $432 million in assets. The acquisition was accounted for as a pooling-of-interests, and accordingly, the Company's combined consolidated financial statements have been restated to include the amounts and activities of Raritan. On March 31, 1999, the Company recorded a pre-tax merger charge of approximately $10,005,000 which primarily consists of estimated severance and outplacement costs of $6,705,000, investment banker and other professional fees of $2,270,000, expenses related to facilities closures and fixed asset disposals of $670,000 and consolidation costs directly attributable to the merger of $360,000.

b.  1998 Acquisitions
On September 30, 1998, the Company acquired the State Bank of South Orange ("SBSO"). Each share of SBSO was converted into 1.245 shares of the Company's common stock for a total of 796,271 shares issued, not adjusted for subsequent stock dividends and splits. The acquisition has been accounted for under the pooling-of-interests method of accounting and, accordingly, the Company's combined consolidated financial statements include the amounts and activities of SBSO for all periods presented. The Company recorded a pre-tax merger charge related to the SBSO acquisition of approximately $2,179,000. The charge consisted primarily of severance costs of $1,050,000 and professional fees of $802,000. The remaining charge pertained to fixed asset dispositions and contract termination fees. Substantially all of the merger charge has been realized at December 31, 1998. Separate results of the combined entities for the years ended December 31, 1998, 1997 and 1996 are as follows:


(In Thousands, Unaudited)                    1998          1997           1996
- - ----------------------------------------------------------------------------
Net Interest Income after Provision
   For Possible Loan Losses
     The Company                          $53,920       $48,277        $46,181
     SBSO                                       -         2,719          2,448
     Raritan                               13,058        12,522         11,624
- - ----------------------------------------------------------------------------
Total                                     $66,978       $63,518        $60,253
===============================================================================
Net Income
     The Company                          $15,600       $13,880        $12,280
     SBSO                                       -           659            788
     Raritan                                4,258         3,908          3,108
- - ----------------------------------------------------------------------------
Total                                     $19,858       $18,447        $16,176
===============================================================================



c. 1997 Acquisitions
On February 28, 1997, the Company completed the acquisition of Farrington Bank ("Farrington") based in North Brunswick, New Jersey. Each share of Farrington was converted into 0.7647 shares of the Company's common stock for a total of 549,212 shares issued, not adjusted for subsequent stock dividends and splits. At the time of the acquisition, Farrington had approximately $60 million in assets. The acquisition was accounted for as a pooling-of-interests, and accordingly, the Company's combined consolidated financial statements include the amounts and activities of Farrington for all periods presented. The Company recorded a pre-tax merger charge related to the Farrington acquisition of approximately $1,665,000. The charge consisted primarily of severance costs of $890,000, contract termination fees of $387,000 and professional fees of $193,000. The remaining charge primarily pertained to fixed asset dispositions. All of the merger charge was realized in 1997.

On December 6, 1997, the Company, through the Bank, assumed deposits, including accrued interest, of approximately $21 million from another bank. In addition, the Bank received $214,000 in cash and cash equivalents and approximately $692,000 in other assets. In connection with the transaction, the Bank recorded an intangible asset of $1,400,000, representing the premium paid over the carrying amount of deposits acquired.


NOTE 3 - CASH AND DUE FROM BANKS

Balances reserved to meet regulatory requirements amounted to $1,414,000 at December 31, 1998.


NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and the estimated market values of securities available for sale at December 31, 1998 and 1997, are as follows:

                                                                                   1998
                                                     ---------------------------------------------------------------
                                                                         Gross             Gross          Estimated
                                                     Amortized         Unrealized       Unrealized          Market
(In Thousands)                                          Cost             Gains            Losses            Value
- - --------------------------------------------------------------------------------------------------------------------

Debt Securities:
   U.S. Treasury Securities                           $  2,502           $    12         $     -           $  2,514
   Obligations of U.S. Government
     Agencies and Corporations                          66,872               531            (470)            66,933
   Obligations of States and
     Political Subdivisions                             76,930             2,555              (1)            79,484
   Mortgage-Backed Securities                          388,564             2,934            (375)           391,123
   Corporate Debt Securities                            23,343               657               -             24,000
- - --------------------------------------------------------------------------------------------------------------------
     Total Debt Securities                             558,211             6,689            (846)           564,054
- - --------------------------------------------------------------------------------------------------------------------

Equity Securities:
   Marketable Equity Securities                         27,980             3,811            (433)            31,358
   Federal Reserve Bank and
     Federal Home Loan Bank Stock                       13,850                 -               -             13,850
- - --------------------------------------------------------------------------------------------------------------------
     Total Equity Securities                            41,830             3,811            (433)            45,208
- - --------------------------------------------------------------------------------------------------------------------

   Total Securities Available for Sale                $600,041           $10,500         $(1,279)          $609,262
====================================================================================================================

                                                                                   1997
                                                      --------------------------------------------------------------
                                                                          Gross             Gross          Estimated
                                                      Amortized         Unrealized       Unrealized          Market
(In Thousands)                                           Cost             Gains            Losses            Value
- - --------------------------------------------------------------------------------------------------------------------

Debt Securities:
   U.S. Treasury Securities                           $ 22,134           $    57         $   (12)          $ 22,179
   Obligations of U.S. Government
     Agencies and Corporations                          93,308               723            (200)            93,831
   Obligations of States and
     Political Subdivisions                             56,327             1,314              (7)            57,634
   Mortgage-Backed Securities                          347,464             2,975            (526)           349,913
   Corporate Debt Securities                            13,496               424               -             13,920
- - --------------------------------------------------------------------------------------------------------------------
     Total Debt Securities                             532,729             5,493            (745)           537,477
- - --------------------------------------------------------------------------------------------------------------------

Equity Securities:
   Marketable Equity Securities                         49,840             3,921            (206)            53,555
   Federal Reserve Bank and
     Federal Home Loan Bank Stock                       11,333                 -               -             11,333
- - --------------------------------------------------------------------------------------------------------------------
     Total  Equity Securities                           61,173             3,921            (206)            64,888
- - --------------------------------------------------------------------------------------------------------------------

   Total Securities Available for Sale                $593,902           $ 9,414         $  (951)          $602,365
====================================================================================================================




The amortized cost and estimated market value of debt securities at December 31, 1998, by expected maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Amortized         Estimated
(In Thousands)                                       Cost         Market Value
- - ----------------------------------------------------------------------------

Due in One Year or Less                            $ 38,154          $ 37,913
Due After One Year Through Five Years                67,115            68,568
Due After Five Years Through Ten Years               54,924            56,742
Due After Ten Years                                   9,454             9,708
Mortgage-Backed Securities                          388,564           391,123
- - ----------------------------------------------------------------------------

   Total Debt Securities Available for Sale        $558,211          $564,054
================================================================================

Gross gains and gross losses realized during 1998, 1997 and 1996 relating to securities available for sale were as follows:

(In Thousands)                        1998              1997             1996
- - ----------------------------------------------------------------------------

Gross Gains                         $4,107           $1,787            $1,045
Gross Losses                           192              382               357
================================================================================
     Total Net Gains                $3,915           $1,405             $ 688
================================================================================





NOTE 5 - SECURITIES HELD TO MATURITY

Comparative amortized cost and estimated market values of securities held to maturity at December 31, 1998 and 1997, are as follows:

                                                                                   1998
                                                   -----------------------------------------------------------------
                                                                           Gross            Gross          Estimated
                                                      Amortized          Unrealized        Unrealized         Market
(In Thousands)                                          Cost               Gains            Losses            Value
- - --------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                               $ 2,000              $ 20           $   -            $ 2,020
Obligations of U.S. Government
   Agencies and Corporations                            14,994                22              (6)            15,010
Obligation of States and
   Political Subdivisions                               22,141               304               -             22,445
Mortgage-Backed Securities                              24,089                12             (56)            24,045
Securities Issued by Foreign
   Governments                                             150                 5               -                155
- - --------------------------------------------------------------------------------------------------------------------
   Total Securities Held to Maturity                   $63,374              $363           $ (62)           $63,675
====================================================================================================================

                                                                                   1997
                                                  -----------------------------------------------------------------
                                                                           Gross            Gross          Estimated
                                                     Amortized           Unrealized       Unrealized         Market
(In Thousands)                                         Cost                Gains           Losses            Value
- - --------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                               $   990              $  5           $   -            $   995
Obligations of U.S. Government
   Agencies and Corporations                            27,953                40             (57)            27,936
Obligations of States and
   Political Subdivisions                               11,712                89              (3)            11,798
Mortgage-Backed Securities                              45,835                15            (425)            45,425
Securities Issued by Foreign
   Governments                                             125                 4               -                129
- - --------------------------------------------------------------------------------------------------------------------
   Total Securities Held to Maturity                   $86,615              $153           $(485)           $86,283
====================================================================================================================

The amortized cost and estimated market value of securities held to maturity at December 31, 1998, by expected maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Amortized             Estimated
(In Thousands)                                     Cost             Market Value
- - ----------------------------------------------------------------------------

Due in One Year or Less                           $21,103               $21,120
Due After One Year Through Five Years               4,583                 4,614
Due After Five Years Through Ten Years              8,007                 8,269
Due After Ten Years                                 5,592                 5,627
Mortgage-Backed Securities                         24,089                24,045
- - ----------------------------------------------------------------------------

   Total Debt Securities Held to Maturity         $63,374               $63,675
================================================================================

There were no sales of securities held to maturity during 1998, 1997 and 1996.

Securities held to maturity and available for sale with amortized costs totaling $550,000 and $52,864,000, respectively, on December 31, 1998, were pledged to secure U.S. Government and other deposits and for other purposes as required and permitted by law. In addition, securities held to maturity and available for sale having amortized costs aggregating $9,024,000 and $416,003,000, respectively, on December 31, 1998, were pledged to secure advances and agreements to repurchase other borrowed funds. Securities totaling $23,381,000 remain under the custodial responsibility of the Company during the period of the applicable agreements.

Securities with a carrying value of $3,160,000 and a market value of $3,148,000, previously held by Farrington, which were classified as held to maturity, were reclassified to available for sale upon consummation of the merger on February 28, 1997 to maintain the Company's interest rate risk position.


NOTE 6 - LOANS

Loans outstanding by classification at December 31, 1998 and 1997 are as follows:

(In Thousands)                                      1998             1997
- - ----------------------------------------------------------------------------

Real Estate
   Commercial and Residential Mortgage         $  611,676          $553,598
   Construction                                    40,435            40,326
Commercial  Loans                                 218,929           145,100
Lease Financing                                    11,022            11,852
Installment  Loans                                143,011           158,683
Retail Credit Card Plan                            38,511            33,484
- - ----------------------------------------------------------------------------
Total Loans Outstanding                         1,063,584           943,043
Less:  Unearned Income                              6,631            11,777
           Allowances for Loan Losses              11,174            11,739
- - ----------------------------------------------------------------------------
Loans, Net                                     $1,045,779          $919,527
============================================================================
Mortgage Loans Held for Sale                   $      128          $      -
============================================================================

The Company extends credit in the normal course of business to its customers, the majority of whom operate or reside within New Jersey. The ability of its customers to meet contractual obligations is, to a certain extent, dependent upon the economic conditions existing in the state.

The  following   information   is  presented  for  those  loans   classified  as
non-accrual, and considered impaired, at December 31:

(In Thousands)                                          1998      1997      1996
- - ----------------------------------------------------------------------------

Income that Would have Been Recorded Under
   Original Contract Terms                              $665       $44    $1,044
Interest Income Received and Recorded                     73       $91        89
- - ----------------------------------------------------------------------------
Lost Income on Non-Accrual Loans at Year-End            $592       $53    $  955
================================================================================

As of December 31, 1998 and 1997, the Company's non-accrual loans were $7,281,000 and $7,555,000, respectively. Of these, the loans considered to be impaired were $5,365,000 and $6,408,000 respectively, with related valuation allowances of $1,300,000 and $1,964,000, respectively. These valuation allowances are included in the allowance for possible loan losses in the accompanying combined consolidated balance sheets. Substantially all impaired loans were evaluated for impairment losses based upon the fair value of the underlying collateral of the loan. The average recorded balances in impaired loans during 1998, 1997 and 1996 were $5,299,000, $7,975,000 and $7,648,000, respectively.

Loans to directors, officers, employees and/or their affiliated interests amounted to approximately $16,968,000 and $14,080,000 at December 31, 1998 and 1997, respectively. All such loans, which are primarily secured, were current as to principal and interest payments, and in the opinion of Management, all were granted on terms which were comparable to loans to unrelated parties at the dates such loans were granted. An analysis of the 1998 activity in these loans is as follows (in thousands):

Balance Outstanding, Beginning of Year                                $14,080
  New Loans                                                             8,568
  Repayments                                                           (5,680)
- - ----------------------------------------------------------------------------
Balance Outstanding, End of Year                                      $16,968
================================================================================


NOTE 7 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

A summary of the allowance for possible loan losses activity for the years ended December 31, 1998, 1997 and 1996, is as follows:

(In Thousands)                              1998          1997           1996
- - ----------------------------------------------------------------------------

Balance, Beginning of Year              $ 11,739       $11,874        $11,440
   Provision Charged to Expense            3,444         4,432          3,691
   Acquisitions                                -             -            303
   Recoveries                              1,225           984            560
   Losses Charged to Allowance            (5,234)       (5,551)        (4,120)
- - ----------------------------------------------------------------------------

Balance, End of Year                     $11,174       $11,739        $11,874
================================================================================


NOTE 8 - PREMISES AND EQUIPMENT

The detail of premises and equipment at December 31, 1998 and 1997, is as follows:

(In Thousands)                                                1998          1997
- - ----------------------------------------------------------------------------

Premises (includes land of $3,347 and $3,153
   in 1998 and 1997, respectively).                        $17,636       $15,832
Property Under Capital Lease                                 9,750         9,750
Equipment                                                   15,764        16,811
Leasehold Improvements                                       4,324         3,708
Projects in Progress                                            12           633
- - ----------------------------------------------------------------------------
   Total                                                    47,486        46,734
   Less: Accumulated Depreciation and Amortization          18,238        17,372
- - ----------------------------------------------------------------------------

Premises and Equipment, Net                                $29,248       $29,362
================================================================================

Depreciation expense amounted to $2,970,000 in 1998, $2,429,000 in 1997 and $2,460,000 in 1996.



NOTE 9 - DEPOSITS

Time certificates of deposit $100,000 or more totaled $109,667,000 on December 31, 1998 and $121,067,000 on December 31, 1997.

Time deposits, with remaining maturities greater than one year, mature as follows (in thousands):

1999                                         $201,336
2000                                           16,117
2001                                            4,639
2002                                            4,027
Thereafter                                        702
======================================================
Total                                        $226,821
======================================================

Interest-bearing deposits amounted to $1,128,496,000 and $1,155,005,000 at December 31, 1998 and 1997, respectively. Non-interest bearing deposits amounted to $274,917,000 and $237,698,000 at December 31, 1998 and 1997, respectively.

NOTE 10 - SHORT-TERM BORROWINGS

Selected data relating to short-term borrowings for the years ended December 31, 1998 and 1997, are as follows:

(Dollars In Thousands)                                         1998        1997
- - ----------------------------------------------------------------------------
At Year-End:
   Borrowed Funds                                          $ 75,385     $94,528
   Securities Sold Under Agreements to Repurchase            39,475           -
   Federal Home Loan Bank Advances                           37,000           -
   Federal Funds Purchased                                        -       3,000
   Demand Notes - U.S. Treasury                               2,775       2,018
- - ----------------------------------------------------------------------------
     Total Short-Term Borrowings                           $154,635     $99,546
================================================================================
     Weighted Average Interest Rate                            4.97%       5.65%
================================================================================

For the Year Ended December 31:
   Securities Sold Under Agreements to Repurchase:
     Average Balance Outstanding                           $15,385           -
     Weighted-Average Interest Rate                           5.64%          -
     Highest Month-End Balance                             $81,864           -
- - ----------------------------------------------------------------------------

There were no securities sold under agreements to repurchase during 1997 and 1996.

NOTE 11 - OTHER BORROWINGS

Other borrowings consisted of the following at December 31:

(Dollars In Thousands)                                       1998           1997
- - ----------------------------------------------------------------------------

Other Borrowed Funds                                     $ 87,277      $ 67,000
Securities Sold Under Agreements to Repurchase             58,000        31,000
Obligation Under Capital Lease                              9,665         9,706
ESOP Debt                                                       -           103
- - ----------------------------------------------------------------------------
Total Other Borrowings                                   $154,942      $107,809
================================================================================

For the Year Ended December 31:
   Securities Sold Under Agreements to Repurchase:
     Average Balance Outstanding                         $53,951        $ 9,898
     Weighted-Average Interest Rate                         5.80%          5.98%
     Highest Month-End Balance                           $58,000        $31,000
- - ----------------------------------------------------------------------------




There were no securities sold under agreements to repurchase during 1996.

During 1995, the Company entered into a lease agreement on its new headquarters building. The lease, which has been accounted for as a capital lease, expires in 2015. Lease commitments under this agreement are as follows (in thousands):

1999                                          $    999
2000                                               999
2001                                             1,059
2002                                             1,089
2003                                             1,089
Thereafter                                      15,108
- - -------------------------------------------------------
    Total                                       20,343
     Less: Amount Representing Interest        (10,678)
- - -------------------------------------------------------
Total Obligation Under Capital Lease          $  9,665
===========================================================

NOTE 12 - CAPITAL TRUST

On March 21, 1997, the Company placed $20 million of trust capital securities through UNB Capital Trust I, a statutory business trust formed under the laws of the State of Delaware, of which all common securities are owned by the Company. The capital securities pay cumulative cash distributions semiannually at an annual rate of 10.01%. The dividends paid to holders of the capital trust securities are deductible for income tax purposes. The semi-annual distributions may, at the option of the Company, be deferred for up to 5 years. The securities are redeemable from March 15, 2007 until March 15, 2017 at a declining rate of 105.0% to 100.0% of the principal amount. After March 15, 2017 they are redeemable at par until March 15, 2027 when redemption is mandatory. Prior redemption is permitted under certain circumstances such as changes in tax or regulatory capital rules. The proceeds of the capital securities, along with its capital, were invested by the Trust in $20,619,000 principal amount of 10.01% junior subordinated debentures of the Company due March 15, 2027 which are the sole assets of the Trust. The Company guarantees the capital securities through the combined operation of the debentures and other related documents. The Company's obligations under the guarantee are unsecured and subordinate to senior and subordinated indebtedness of the Company. The capital securities qualify as Tier I capital for regulatory capital purposes and are accounted for as minority interest.

NOTE 13 - CAPITAL REQUIREMENTS

The Federal Reserve Board in the case of bank holding companies such as the Company and the Office of the Comptroller of the Currency ("OCC") in the case of federally chartered banks such as the Bank have adopted risk-based capital guidelines which require a minimum ratio of 8% of total risk-based capital to assets, as defined in the guidelines. At least one half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles (Tier I capital).

In addition, the Federal Reserve Board and the OCC supplemented the risk-based capital guidelines with an additional capital ratio referred to as the leverage ratio or core capital ratio. The regulations require a financial institution to maintain a minimum leverage ratio of 4% to 5%, depending upon the condition of the institution.

Under its prompt corrective action regulations, the OCC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage ratio of at least 5.0%; a Tier I capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are subject to qualitative judgments by the regulatory authorities about capital components, risk weightings and other factors.

Management believes that, as of December 31, 1998 the Company and the Bank meet all capital adequacy requirements to which they are subject. Further, based upon the capital ratios, the Company and the Bank would qualify as "well capitalized" at December 31, 1998.





The following is a summary of the Company's and the Bank's actual capital amounts and ratios as of December 31, 1998 and 1997, compared to the regulatory authorities minimum capital adequacy requirements and requirements for classification as a well capitalized institution:


                                                    December 31, 1998                                 December 31, 1997
                                       ---------------------------------------------   ---------------------------------------------
(Dollars In Thousands)                        Company                 Bank                    Company                  Bank
                                       ---------------------- ----------------------   ---------------------------------------------
RISK-BASED CAPITAL RATIOS:
Tier I Capital
   Actual                                  $163,304   13.53%     $154,267    12.95%      $150,013    14.04%     $143,047      3.48%
   Regulatory Minimum Requirement            48,276    4.00        47,654     4.00         42,745     4.00        42,444      4.00
   For Classification as Well Capitalized    72,414    6.00        71,481     6.00         64,118     6.00        63,666      6.00

Combined Tier I and Tier II Capital
   Actual                                   174,139   14.43       165,102    13.86        161,376    15.10       154,410     14.55
   Regulatory Minimum Requirement            96,552    8.00        95,307     8.00         85,491     8.00        84,889      8.00
   For Classification as Well Capitalized   120,690   10.00       119,134    10.00        106,864    10.00       106,111     10.00

LEVERAGE RATIO:
   Actual                                   163,304    8.51       154,267     8.20         150,013    8.56       143,047      8.21
   Regulatory Minimum Requirement            76,777    4.00        75,276     4.00         70,119     4.00        69,690      4.00
   For Classification as Well Capitalized    95,971    5.00        94,094     5.00         87,649     5.00        87,112      5.00


NOTE 14 - INCOME TAXES

The components of the provision for income taxes are as follows:

(In Thousands)                                     1998        1997       1996
- - ----------------------------------------------------------------------------

Federal:
   Current                                       $7,702      $7,916     $7,939
   Deferred Provision (Benefit )                     44         254       (725)
- - ----------------------------------------------------------------------------
     Total Federal                                7,746       8,170      7,214
State                                               622         865      1,195
- - ----------------------------------------------------------------------------

     Total Provision for Income Taxes            $8,368      $9,035     $8,409
===============================================================================

A reconciliation between the amount of reported income tax expense and the amount computed by multiplying income before taxes by the statutory Federal income tax rate is as follows:

(Dollars In Thousands)                              1998        1997        1996
- - ----------------------------------------------------------------------------

Income Before Provision for Income Taxes         $28,226     $27,482    $24,585
================================================================================
Tax Calculated at 35%                            $ 9,879     $ 9,619    $ 8,605
Increase (Decrease) in Tax Resulting from:
   Tax-Exempt Income                              (1,516)     (1,037)      (944)
   State Taxes-Net of Federal Tax Benefit            404         562        777
   Decrease in Valuation Allowance                  (240)          -          -
   Other-Net                                        (159)       (109)       (29)
- - ----------------------------------------------------------------------------

     Provision for Income Taxes                  $ 8,368     $ 9,035    $ 8,409
================================================================================
================================================================================
     Effective Tax Rate                               30%         33%        34%
================================================================================


The components of the net deferred tax asset as of December 31, 1998 and 1997 are as follows:

(In Thousands)                                          1998              1997
- - ----------------------------------------------------------------------------

Deferred Tax Assets
   Allowance for Possible Loan Losses                 $2,894            $3,266
   Post Retirement Benefits                            1,317             1,119
   Deferred Directors Fees                               129               131
   Capital Lease                                         624               454
   Intangible Assets                                     659               493
   Other                                               1,341             1,441
- - ----------------------------------------------------------------------------
   Total Gross Deferred Tax Assets                     6,964             6,904
- - ----------------------------------------------------------------------------
   Valuation Allowance                                  (344)             (584)
- - ----------------------------------------------------------------------------
- - ----------------------------------------------------------------------------
     Deferred Tax Assets, Net                          6,620             6,320
- - ----------------------------------------------------------------------------

Deferred Tax Liabilities:
   Net Unrealized Gain on Securities
     Available for Sale                               (3,155)           (2,892)
   Depreciation                                       (1,046)           (1,076)
   Pension Plan                                         (490)             (276)
   Accretion of Discount                                (564)             (439)
   Other                                              (1,508)           (1,473)
- - ----------------------------------------------------------------------------
     Total                                            (6,763)           (6,156)
- - ----------------------------------------------------------------------------
     Net Deferred Tax (Liability) Asset               $ (143)           $  164
===============================================================================

Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates sufficient net taxable income. Additionally, the Company has sufficient refundable taxes in prior years that are available through carry back for the realization of tax benefits recorded. Accordingly, Management believes it is more likely than not that the Company will realize the benefit of the deferred tax asset. However, significant changes in the Company's operations and/or economic conditions could affect its ability to fully utilize the benefits of the deferred tax asset.

Included in other comprehensive income are income tax expense (benefit) attributable to net unrealized gains or losses on securities available for sale in the amounts of $263,000, $2,427,000 and $(860,000) for the years ended December 31, 1998, 1997 and 1996, respectively.



NOTE 15 - EMPLOYEE BENEFIT PLANS

Pension Benefits
The Company has a noncontributory defined benefit plan, funded through a self-administered trust, covering substantially all full-time employees who have attained age 21 and have completed one year of service. Annual contributions are made to the plan equal to the minimum amount currently deductible for Federal income tax purposes. Plan assets are comprised of debt and equity securities. In addition, the Company has supplemental pension agreements with an officer and a director (a former officer), as well as employees who retired prior to the formation of the current plan.

Post Retirement Benefits
Expected costs of providing these benefits, including medical and life insurance coverage, are charged to expense during the years that the employees render service.

The following table sets forth the Pension Plan's Benefits and Post Retirement Plan's Benefits funded status at December 31, 1998 and 1997:

                                                                                                   Post Retirement
                                                                    Pension Benefits                   Benefits
- - ---------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                      1998        1997               1998        1997
- - ---------------------------------------------------------------------------------------------------------------------

Projected Benefit Obligation at Beginning of Year                $ 21,590    $ 20,088            $ 7,387     $ 7,100
  Service Cost                                                        860         847                336         319
  Interest Cost                                                     1,454       1,408                542         485
  Actuarial Gain (Loss)                                               430         459                793         (13)
  Benefits Paid                                                    (1,279)     (1,212)              (544)       (504)
- - ---------------------------------------------------------------------------------------------------------------------
Projected Benefit Obligation at End of Year
                                                                   23,055      21,590              8,514       7,387
- - ---------------------------------------------------------------------------------------------------------------------
  Plan Assets Fair Value at Beginning of Year                      28,299      23,683                  -           -
  Actual Return on Plan Assets                                      8,358       5,785                  -           -
  Employer Contribution                                                43          43                544         504
  Benefits Paid                                                    (1,279)     (1,212)              (544)       (504)
- - ---------------------------------------------------------------------------------------------------------------------
Plan Assets Value at End of Year                                   35,421      28,299                  -           -
- - ---------------------------------------------------------------------------------------------------------------------
Funded Status                                                      12,366       6,709             (8,514)     (7,387)
Unrecognized Transition (Asset) Obligation                             (2)       (190)             4,055       4,345
Unrecognized Prior Service Cost                                       387         540                  9          10
Unrecognized (Gain) Loss                                          (11,497)     (6,400)               442        (360)
- - ---------------------------------------------------------------------------------------------------------------------
Prepaid (Accrued) Cost                                           $  1,254    $    659            $(4,008)    $(3,392)
- - ---------------------------------------------------------------------------------------------------------------------
Discount Rate                                                        6.72%       7.03%              6.74%       7.01%
Expected Return on Plan Assets                                       8.91%       8.89%                 -           -
Rate of Compensation Increase                                        4.50%       5.00%                 -           -
- - ---------------------------------------------------------------------------------------------------------------------

During 1997, the Company adopted a non-tax qualified plan for certain of its executives ("SERP") to supplement the benefit such executive can receive under the Company's 401(k) Plan and defined benefit plans. In conjunction with the SERP, the Company purchased approximately $27.4 million in corporate-owned life insurance. Pension benefits in the above table include the portion related to the Non-Qualified Executive Supplemental Plans. The Supplemental Plans projected benefit obligation was $215,000 and $223,000 in 1998 and 1997, respectively. The Supplemental Plans have no assets as of December 31, 1998 and 1997.




Net periodic  (benefit) expense for 1998, 1997 and 1996 includes the following:

                                                     Pension Benefits                    Post Retirement Benefits
- - --------------------------------------------------------------------------------    --------------------------------
(In Thousands)                                     1998      1997      1996               1998       1997      1996
- - --------------------------------------------------------------------------------------------------------------------

Net Periodic (Benefit) Expense Components:
  Service Cost                                  $   860   $   847   $   761             $  336     $  319    $  288
  Interest Cost                                   1,454     1,408     1,349                542        485       480
  Expected Return on Plan Assets                 (2,462)   (2,054)   (2,037)                 -          -         -
  Net Deferral and  Amortization                   (404)     (158)       95                282        284       282
- - --------------------------------------------------------------------------------------------------------------------
Net Periodic (Benefit) Expense                  $  (552)  $    43   $   168             $1,160     $1,088    $1,050
- - --------------------------------------------------------------------------------------------------------------------
Weighted-Average Assumptions:
  Discount Rate                                    7.04%     7.32%     7.28%              6.77%      7.03%     7.26%
  Expected Return on Plan Assets                   8.91%     8.89%     8.89%                 -          -         -
  Rate of Compensation Increase                    5.00%     5.93%     5.94%                 -          -         -
- - --------------------------------------------------------------------------------------------------------------------

The assumed health care cost trend in measuring the expected cost of the post retirement benefits range from 6.0% through 7.5% in 1999, declining by 0.5% per year to an ultimate level of 5.0% by the year 2003.

A 1% change in the assumed health care cost trend rate would have the following effects on the Company's post retirement benefits:

(In Thousands)                                                                     1 % Increase     1 % Decrease
- - ---------------------------------------------------------------------------------------------------------------

Effect on Total Service and Interest Cost (Net Periodic Expense)                      $  186          $  (143)
Effect on the Post Retirement Benefits (Projected Benefit Obligation)                  1,494           (1,189)
- - ---------------------------------------------------------------------------------------------------------------

Other Benefits
Employees can make contributions to the Company's 401(k) Plan by means of payroll deductions of up to 10% of their compensation. Matching contributions are made by the Company for up to 5% of the employee's compensation at the discretion of the Board of Directors and totaled $556,000, $550,000 and $581,000 in 1998, 1997 and 1996, respectively.

NOTE 16 - STOCK OPTION PLANS

The Company has a Stock Incentive Plan (the "Plan"), in which shares of the Company's common stock may be granted to the Company's employees. The Plan provides for the discretionary granting of stock options with or without stock appreciation rights. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant. The options granted have a term of nine or ten years and vest over a period of four years.

The Company also has a "Stock Option Plan for Non-Employee Directors" (the "Directors Plan") in which options to acquire shares of the Company's common stock may be granted to Non-Employee Directors. Each Non-Employee Director of the Company or its affiliates is eligible to receive options under the Directors Plan. The options granted have a term of ten years and vest over three years. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant.

The Company applies APB Opinion No. 25 and related interpretations in accounting for both the Plan and Directors Plans. Accordingly, no compensation cost has been recognized for the stock options in these Plans. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," which was previously described in Note 1(n) the Company's net income and diluted net income per share would have been reduced to the pro forma amounts indicated below:

(In Thousands, Except Per Share Data)     1998            1997             1996
- - ----------------------------------------------------------------------------

Net Income:
   As Reported                          $19,858         $18,447          $16,176
   Pro forma                             19,550          18,140           15,995
Basic Net Income Per Share:
   As Reported                          $  1.33         $  1.25          $  1.11
   Pro forma                               1.31            1.22             1.10
Diluted Net Income Per Share:
   As Reported                          $  1.30         $  1.21          $  1.08
   Pro forma                               1.28            1.19             1.07
- - ----------------------------------------------------------------------------




The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 3.5%, 2.3% and 3.1% for 1998, 1997 and 1996, respectively; expected volatility of 17%, 22% and 25% for 1998, 1997 and 1996, respectively; risk-free interest rates of 5.6%, 6.7% and 6.0% for 1998, 1997 and 1996, respectively; and expected lives of 5 years for both plans. A summary of the status of both the Plan and the Directors Plan of the Company as of December 31, 1998, 1997 and 1996 and changes during the years ended on those dates, adjusted for subsequent stock dividends and splits, is presented below:


                                      1998                          1997                           1996
                           ---------------------------  ------------------------------ -----------------------------
                                            Weighted                     Weighted                      Weighted
                                             Average                      Average                      Average
                                            Exercise                     Exercise                      Exercise
Option Shares                    Shares       Price         Shares         Price           Shares        Price
- - ----------------------------------------------------------------------------------------------------------------

Outstanding at
   Beginning of Year            822,588     $ 9.61          974,721       $ 6.77           881,850      $ 6.01
Granted                          77,110      25.66          196,395        15.06           115,811       12.32
Exercised                      (189,220)      5.52         (332,737)        4.35           (20,326)       4.86

Forfeited                          (298)     12.40          (15,791)       12.76           (2,614)       12.40
- - ----------------------------------------------------------------------------------------------------------------
Outstanding at
 End of Year                    710,180      12.44          822,588       $ 9.61           974,721      $ 6.77
================================================================================================================

Options Exercisable
   at Year-End                  443,046                     504,081                        720,512
================================================================================================================

Weighted-Average
   Fair Value of
   Options Granted
   During the Year                $4.15                       $3.65                          $3.01
================================================================================================================


The following table summarizes information about the stock options outstanding at December 31, 1998, adjusted for the effect of subsequent stock dividends and splits.




                          Options Outstanding                                           Options Exercisable
- - ------------------------------------------------------------------------         -----------------------------------
                                         Weighted
                                         Average          Weighted                                    Weighted
     Range of                           Remaining          Average                                     Average
     Exercise           Number         Contractual        Exercise                    Number          Exercise
      Prices          Outstanding     Life in Years         Price                  Exercisable          Price
- - --------------------------------------------------------------------------------------------------------------------
  $ 3.90-$ 9.61          250,737           5.1             $ 5.77                     231,118          $ 5.45
      11.39               65,280           5.0              11.39                      65,280           11.39
   12.21-12.40           101,251           6.1              12.36                      80,616           12.34
   12.64-13.00            89,795           7.5              12.96                      46,020           12.94
   16.24-18.68           126,007           8.4              17.85                      20,012           16.77
   24.77-27.36            77,110           8.2              25.66                           -               -
- - --------------------------------------------------------------------------------------------------------------------
  $ 3.90-$27.36          710,180           6.5             $12.44                     443,046          $ 8.87
====================================================================================================================





The Stock Incentive Plan also provides for granting of Restricted Stock Awards, which generally vest over a period of six years. Stock dividends and splits are granted to the employees when paid. Transactions involving these awards are summarized as follows:

                                            1998           1997            1996
--------------------------------------------------------------------------------
Restricted Stock Awards:
   Outstanding - January 1,              28,485          10,996          19,000
     Granted                              1,800          28,710               -
     Canceled                                 -            (918)           (450)
     Vested                              (8,445)        (10,303)         (7,554)
--------------------------------------------------------------------------------
   Outstanding - December 31,            21,840          28,485          10,996
================================================================================

Compensation expense recognized related to the restricted stock awards was $332,000, $141,000 and $134,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

NOTE 17 - LITIGATION, COMMITMENTS AND CONTINGENT LIABILITIES

The Company is party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from its business. Management does not consider that any such proceedings depart from usual routine litigation and, in its judgment, the Company's financial position and results of operations will not be materially affected by such proceedings.

The Company has lease commitments expiring at various dates through 2015. Rent expense on these leases amounted to approximately $1,405,000, $1,049,000 and $986,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The headquarters building lease has been accounted for as a capital lease, in accordance with FASB Statement No. 13 "Accounting for Leases," (See Note 11). The minimum annual rentals under the terms of the lease agreements, excluding the capital lease, as of December 31, 1998, were as follows:

1999                     $1,308,000
2000                      1,297,000
2001                      1,113,000
2002                        785,000
2003                        676,000
Thereafter                2,789,000

The above represents minimum rentals, not adjusted for possible future increases due to property taxes and cost of living escalation provisions.

The Company also has certain equipment leases, which do not exceed five-year terms with level monthly payments. Equipment rental expense totaled $1,796,000, $1,204,000 and $987,000 in 1998, 1997 and 1996, respectively.

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The contract or notional amounts of these instruments express the extent of involvement the Company has in each class of financial instrument.

The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract.


Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based upon Management's credit evaluation of the borrower. Collateral held on these commitments varies. Standby letters of credit are conditional commitments issued by the Company insuring performance obligations of a customer to a third party. These commitments commonly involve real estate transactions.


Financial Instruments Whose Contract                 Contract or Notional Amount
Amounts Represent Credit Risk                            At December 31, 1998
--------------------------------------------------------------------------------
Commitments for Commercial and Construction Loans
 Secured by Real Estate                                        $87,866,000
Unused Portion of Credit Card Lines of Credit                   42,988,000
Unused Portion of Home Equity Lines of Credit                   31,712,000
Used Portion of Commercial Lines of Credit                     115,286,000
Standby Letters of Credit                                        3,800,000

The Company previously entered into agreements with eight executive officers providing for the payment of cash and other benefits to them in the event of their voluntary or involuntary termination within three years following a change of control of the Company. Payment under these agreements in the event of a change in control would consist of a lump sum payment equal to two or three years of annual taxable compensation, depending on the officer involved. Under these agreements, the payment would be reduced if it would be an excess parachute payment under the Federal tax code and would subject the officer to an excise tax.

NOTE 18 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The fair value estimates are made at a discrete point in time based upon relevant market information and information about the financial instruments. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgment regarding a number of factors. These estimates are subjective in nature and involve some uncertainties. Changes in assumptions and methodologies may have a material effect on these estimated fair values. In addition, reasonable comparability between financial institutions may not be likely due to a wide range of permitted valuation techniques and numerous estimates, which must be made. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments
For those short-term instruments, the carrying value is a reasonable estimate of fair value.

Securities
Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Federal Reserve Bank and Federal Home Loan Bank stock is required to be maintained as part of membership. Cost approximates the fair value of these securities, as that is the amount at which the stock may be redeemed.

Loans
The fair value of loans is estimated by discounting the future cash flows using the build-up approach consisting of four components: the risk-free rate, credit quality, operating expense, and prepayment option price.

Deposits
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the risk-free market rate.



Short-Term and Other Borrowings
For short-term borrowings, the carrying value is a reasonable estimate of fair value. The fair values for other borrowings are calculated by discounting estimated future cash flows using current rates offered for borrowings of similar remaining maturities.

Commitments to Extend Credit and Standby Letters of Credit
The fair  value of  standby  letters  of  credit  is  estimated  using  the fees currently charged to enter into similar agreements and the present credit worthiness of the counter parties. On this basis, these fees approximate the fair value. The Bank does not charge a fee on loan commitments and, consequently, there is no basis to calculate a fair value.

The estimated fair values of the Company's financial instruments as of December 31, 1998 and 1997 are as follows:

                                                                   1998                               1997
                                                        -------------------------          ---------------------------
                                                          Carrying        Fair                Carrying         Fair
(In Thousands)                                             Amount         Value                Amount         Value
----------------------------------------------------------------------------------------------------------------------

Financial Assets
   Cash and Short-Term Investments                      $  102,967    $  102,967            $   85,148     $   85,148
   Securities Available for Sale                           609,262       609,262               602,365        602,365
   Securities Held to Maturity                              63,374        63,675                86,615         86,283
   Trading Account Securities                                1,239         1,239                 1,221          1,221
   Loans, Net of Allowance for Possible Loan Losses      1,045,779     1,055,502               919,527        925,866
   Mortgage Loans Held for Sale                                128           129                     -              -
----------------------------------------------------------------------------------------------------------------------

Financial Liabilities
   Deposits
     Demand                                                263,700       263,700               226,097        226,097
     Savings                                               549,095       549,095               526,874        526,874
     Time                                                  590,618       594,358               639,732        643,729
----------------------------------------------------------------------------------------------------------------------
       Total Deposits                                    1,403,413     1,407,153             1,392,703      1,396,700
Short-Term Borrowings                                      154,635       154,635                99,546         99,546
Other Borrowings                                           154,942       155,240               107,809        108,706
----------------------------------------------------------------------------------------------------------------------

Off-Balance Sheet Financial Instruments
     Standby Letters of Credit                                   -            27                     -             33
----------------------------------------------------------------------------------------------------------------------


NOTE 19 - Employee Stock Ownership Plan

Raritan sponsored an Employee Stock Ownership Plan (ESOP) covering employees with a minimum of 1,000 hours of service per year. The ESOP, which is a tax qualified employee benefit plan, provided retirement benefits for the employees of Raritan.

At December 31, 1998, the ESOP borrowing was repaid in full, all shares were released and allocated. ESOP compensation expense of $103,000, $129,000 and $306,000 in 1998, 1997 and 1996, respectively, is included in salaries, wages and employee benefits in the accompanying combined consolidated statements of income.



NOTE 20 - SEGMENT REPORTING

The Company has six reportable segments: retail banking, commercial banking, investments, trust and investment services, Raritan and corporate. The retail banking segment includes loans secured by 1-4 family residential properties, construction financing, loans to individuals for household, family and other personal expenditures, and lease financing. In addition, the retail segment includes the branch network. The commercial banking segment provides term loans, demand secured loans, Small Business Administration ("SBA") financing, floor plan loans and financing for commercial real estate transactions. The investment segment is comprised of the Company's securities portfolio, which includes U. S. Treasury and government agency securities, tax-exempt securities, mortgage-backed securities, corporate debt securities, equity securities, trading accounts and short-term investments. The trust division offers a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. Raritan is considered a separate segment in these combined consolidated financial statements. It is anticipated that Raritan's operations will be combined with those of the Company in the second quarter of 1999 and thereafter reported in the Company's five core segments. Raritan is primarily in the business of gathering deposits from the general public and originating residential mortgage, construction and consumer loans, and small business loans. The corporate segment is primarily comprised of the treasury function which is responsible for managing interest-rate risk. Additionally, certain revenues and expenses that are not considered allocable to a line of business are reflected in this area.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes not including one-time charges and amortization of intangible assets. For purposes of this review, interest income which is exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income on a comparable basis with taxable income to facilitate analysis.

The Company utilizes "matched-maturity funds transfer pricing" and cost allocations to analyze segment reporting. Funds transfer pricing system matches interest income and expense against market rates to determine a net spread by product and segment. The system allows for comparable performance evaluation of funds users and providers and supports asset/liability management. Without a transfer pricing system, funds users, such as the lending and investment functions, receive credit for interest income without being charged for the full amount of associated costs of funds, while funds providers, such as the branch network, would be charged with interest expense without being credited for the full amount of associated interest credit. Cost allocations are performed to allot expenses to the appropriate organizational units, products or responsibility centers.

The Company's reportable segments are strategic business units that offer different products and services. Even though they are managed separately, the Company collectively cross-sells its products and services to customers.

The following table presents the results of operations and average balances by reportable segment for the years ended December 31, 1998, and 1997. It is impractical to disclose 1996 results due to system limitations.


Results of Operations for                                                                                                  Combined
Year Ended December 31, 1998                Retail      Commercial   Investments     Trust      Corporate     Raritan   Consolidated
------------------------------------------------------------------------------------------------------------------------------------

Interest Income                          $   36,056    $   25,519    $  43,063      $    -      $    -       $ 29,767     $  134,405
Interest Expense                             32,642           547        9,578           -         2,775       16,385         61,927
Funds Transfer Pricing Allocation            35,002       (15,406)     (29,443)         (3)        9,850            -              -
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                       38,416         9,566        4,042          (3)        7,075       13,382         72,478
Provision for Loan Losses                     2,072         1,072            -           -             -          300          3,444
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision
     for Loan Losses                         36,344         8,494        4,042          (3)        7,075       13,082         69,034
Non-Interest Income                          12,592           885        3,850       5,454             -        1,434         24,215
Non-Interest Expense                         42,338         4,025          220       3,939             9        8,296         58,827
Merger & Other Unallocated Expenses               -             -            -           -         4,024          116          4,140
------------------------------------------------------------------------------------------------------------------------------------
   Net Income Before Taxes               $    6,598    $    5,354    $   7,672      $1,512      $  3,042     $  6,104     $   30,282
------------------------------------------------------------------------------------------------------------------------------------

Average Balances:
Gross Funds Provided                     $1,085,482    $    6,471    $ 161,300      $  (68)     $194,867     $425,338     $1,873,390
Funds Used:Interest-earning Assets          436,167       276,567      617,401           -        (5,844)     406,200      1,730,491
           Non-Interest-earning  Assets      17,444             -            -           -       106,317       19,138        142,899
------------------------------------------------------------------------------------------------------------------------------------
Net Funds Provided (Used)                $  631,871    $ (270,096)   $(456,101)     $  (68)     $ 94,394     $      -     $        -
------------------------------------------------------------------------------------------------------------------------------------


Results of Operations for                                                                                                 Combined
Year Ended December 31, 1997                 Retail    Commercial   Investments      Trust      Corporate     Raritan   Consolidated
------------------------------------------------------------------------------------------------------------------------------------

Interest Income                          $   37,469    $   22,938    $  34,955      $    -      $      -     $ 27,675     $  123,037
Interest Expense                             32,071             -        3,906           -         2,963       14,525         53,465
Funds Transfer Pricing Allocation            32,148       (14,953)     (28,568)        (12)       11,385            -              -
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                       37,546         7,985        2,481         (12)        8,422       13,150         69,572
Provision for Loan Losses                     3,520           312            -           -            -           600          4,432
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision
     for Loan Losses                         34,026         7,673        2,481         (12)        8,422       12,550         65,140
Non-Interest Income                          11,753         1,381        1,820       4,976             -        1,049         20,979
Non-Interest Expense                         37,117         4,447          129       3,739           150        7,497         53,079
Merger & Other Unallocated Expenses               -             -            -           -         3,969          (33)         3,936
------------------------------------------------------------------------------------------------------------------------------------
   Net Income Before Taxes               $    8,662    $    4,607    $   4,172      $1,225      $  4,303     $  6,135     $   29,104
------------------------------------------------------------------------------------------------------------------------------------

Average Balances:
Gross Funds Provided                     $1,028,179    $        -    $  70,677      $ (136)     $163,716     $382,695     $1,645,131
Funds Used:Interest-earning Assets          447,406       238,373      476,120           -            25      364,098      1,526,022
           Non-Interest-earning  Assets      23,338             -            -           -        77,174       18,597        119,109
------------------------------------------------------------------------------------------------------------------------------------
Net Funds Provided (Used)                $  557,435    $ (238,373)   $(405,443)     $ (136)     $ 86,517     $      -     $        -
------------------------------------------------------------------------------------------------------------------------------------




NOTE 21 - COMBINED CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY

The condensed financial statements of United National Bancorp (parent company only) are presented below:

 COMBINED CONDENSED  BALANCE SHEETS

                                                                             December 31,
                                                                --------------------------------
 (In Thousands)                                                          1998              1997
 -----------------------------------------------------------------------------------------------
 Assets
    Cash and Due from Banks                                          $  3,375          $     93
    Securities Available for Sale                                       5,233             6,178
    Trading Account Securities                                          1,239             1,221
    Investment in Subsidiaries                                        169,009           158,364
    Other Assets                                                        3,541             2,530
 -----------------------------------------------------------------------------------------------

      Total Assets                                                   $182,397          $168,386
 ===============================================================================================

 Liabilities and Stockholders' Equity
    Junior Subordinated Debentures                                    $20,619          $ 20,619
    Loan from Subsidiary                                                  750                 -
    Other Liabilities                                                   2,786             2,301
    Stockholders' Equity                                              158,242           145,466
 -----------------------------------------------------------------------------------------------

      Total Liabilities and Stockholders' Equity                     $182,397          $168,386
 ===============================================================================================



COMBINED CONDENSED STATEMENTS OF INCOME

                                                                For The Years Ended December 31,
                                                              -----------------------------------
(In Thousands)                                                   1998          1997         1996
-------------------------------------------------------------------------------------------------
Income
   Dividends from Subsidiary                                  $10,590       $ 8,735      $ 7,424
   Interest and Dividends on Securities                           228           221          168
   Net Gain from Securities Transactions                        1,794           508          111
-------------------------------------------------------------------------------------------------
     Total  Income                                             12,612         9,464        7,703
-------------------------------------------------------------------------------------------------

Expense
   Interest Expense on Junior Subordinated Debentures           2,064         1,605            -
   Interest expense on Loan from Subsidiary                        50             -            -
   Other Expenses                                                 367           363          273
-------------------------------------------------------------------------------------------------
     Total Expense                                              2,481         1,968          273
-------------------------------------------------------------------------------------------------

Income Before Income Tax Benefit                               10,131         7,496        7,430
Income Tax Benefit                                                170           429            9
-------------------------------------------------------------------------------------------------

Income Before Equity in Undistributed Income
   of Subsidiary                                               10,301         7,925        7,439
Equity in Undistributed Income of Subsidiary                    9,557        10,522        8,737
-------------------------------------------------------------------------------------------------

Net Income                                                    $19,858       $18,447      $16,176
=================================================================================================





COMBINED CONDENSED STATEMENT OF CASH FLOWS                    For the Years Ended December 31,
                                                          --------------------------------------
(In Thousands)                                              1998           1997          1996
------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                 $19,858       $18,447        $16,176
Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
Net Gain from Securities Transactions                       (1,794)         (508)          (111)
Trading Account Securities Activity, Net                       (94)         (200)            20
Increase in Other Assets                                    (1,011)       (1,211)           (69)
Increase in Other Liabilities                                 (175)           42            120
Restricted Stock  Activity, Net                                332           141            134
Equity in Undistributed Income
   of Subsidiary                                            (9,557)      (10,522)        (8,737)
------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                    7,559         6,189          7,533
------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Proceeds from Sales of Securities Available
   For Sale                                                  6,079         2,800            812
Purchase of Securities Available for Sale                   (3,969)       (2,400)        (1,725)
------------------------------------------------------------------------------------------------
Net Cash Provided by (Used In)
   Investing Activities                                      2,110           400           (913)
------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Cash Dividends on Common Stock                              (8,480)       (6,458)        (4,838)
Proceeds from Exercise of Stock Options                      1,021         1,175             70
Loan from Subsidiary                                           750             -              -
Purchase of Treasury Stock                                    (553)       (2,025)        (2,938)
Sale of Treasury Stock                                           -             -          2,388
Stock Issued from Equity Contracts                             875           613              -
Proceeds from Issuance of Junior Subordinated Debentures         -        20,619              -
Capital Contributed to Subsidiary                                -       (20,458)        (1,339)
------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                       (6,387)       (6,534)        (6,657)
------------------------------------------------------------------------------------------------

Net Increase (Decrease) in Cash                              3,282            55            (37)
Cash at Beginning of Year                                       93            38             75
------------------------------------------------------------------------------------------------

Cash at End of Year                                        $ 3,375       $    93        $    38
================================================================================================

Cash Dividend Restrictions
Substantially all of the revenue of the Company available for the payment of dividends on its stock will result from dividends paid to the Company by the Bank. The Bank is restricted under applicable laws in the payment of cash dividends to the Company. The Bank is required by Federal law to obtain the prior approval of the Comptroller of the Currency for the payment of dividends if the total of all dividends declared by the Board of Directors in any year will exceed the total of the Bank's net profits for that year combined with the retained net profits for the preceding two years ("earnings limitation" test). In addition, a national bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its loan losses and bad debts.

Under the earnings limitation test, the Bank had available $39,394,000 for the payment of cash dividends at December 31, 1998.





INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
United National Bancorp:

We have audited the accompanying combined consolidated balance sheets of United National Bancorp and subsidiaries as of December 31, 1998 and 1997, and the related combined consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These combined consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The combined consolidated financial statements give retroactive effect to the merger of United National Bancorp and Raritan Bancorp Inc. on March 30, 1999, which has been accounted for as a pooling-of-interests as described in Note 2a to the combined consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of United National Bancorp and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of United National Bancorp and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


KPMG LLP

Short Hills, New Jersey
March 31, 1999.